UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Montpelier Re Holdings Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MONTPELIER RE HOLDINGS LTD.

Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda

NOTICE OF 2013 ANNUAL GENERAL MEETING OF MEMBERS (herein referred to as “Shareholders”)

To Be Held on May 17, 2013 at 10:30 a.m. Atlantic Daylight Time

To Our Shareholders:

The 2013 Annual General Meeting of Shareholders (the “2013 Annual Meeting”) of Montpelier Re Holdings Ltd. (the “Company”) will be held at the Company’s Principal Executive Offices at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda on May 17, 2013, at 10:30 a.m. Atlantic Daylight Time.  At this meeting you will be asked to consider and vote on the following proposals:

1)             To fix the number of directors of the Company at eleven and to elect four director nominees as Class B directors to the Company’s Board of Directors (the “Board”) for terms ending in 2016,

2)             To elect the designated company directors in respect of Montpelier Reinsurance Ltd. (“Montpelier Re”), a wholly-owned reinsurance company organized under the laws of Bermuda,

3)             To appoint PricewaterhouseCoopers, an independent registered public accounting firm, as the Company’s independent auditor for 2013 and to authorize the Board, acting by the Company’s Audit Committee, to set their remuneration, and

4)             To hold an advisory vote to approve executive compensation.

In addition, we will consider any other business as may properly come before the 2013 Annual Meeting and any adjournments thereof.

The Company’s audited financial statements as of and for the year ended December 31, 2012 (the “2012 Form 10-K”), as approved by the Board, will be presented at the 2013 Annual Meeting, pursuant to the provisions of the Bermuda Companies Act 1981, as amended, and the Company’s Bye-Laws.

The close of business on March 21, 2013 has been fixed as the record date for determining the Shareholders entitled to notice of, and to vote at, the 2013 Annual Meeting or any adjournments thereof. For a period of at least ten days prior to the 2013 Annual Meeting, a complete list of Shareholders entitled to vote at the 2013 Annual Meeting will be open for examination by any Shareholder during ordinary business hours at the offices of the Company at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda.  This Proxy Statement, the Notice of the 2012 Annual General Meeting of Shareholders and the accompanying form of proxy are being first mailed to Shareholders on or about April 3, 2013.

The Company’s Proxy Statement and 2012 Annual Report (which contains the 2012 Form 10-K) are also available at https://materials.proxyvote.com/G62185.

Shareholders are urged to complete, date, sign and return the enclosed proxy card to the Company in the accompanying envelope, which does not require postage if mailed in the United States. Signing and returning a proxy card will not prohibit you from attending the 2013 Annual Meeting. Please note that the person designated as your proxy need not be a Shareholder. Persons who hold their voting shares in a brokerage account or through a nominee will likely have the added flexibility of directing the voting of their shares by telephone or over the internet.

By Order of the Board,

Jonathan B. Kim
Secretary
Pembroke, Bermuda
March 22, 2013

The Company was incorporated as an exempted Bermuda limited liability company under the laws of Bermuda in November 2001. Through its subsidiaries in Bermuda, the United States (the “U.S.”), the United Kingdom (the “U.K.”) and Switzerland, the Company provides customized and innovative insurance and reinsurance solutions to the global market.

Montpelier Re, our wholly-owned operating subsidiary based in Pembroke, Bermuda, is registered as a Bermuda Class 4 insurer. Montpelier Re seeks to identify and underwrite attractive insurance and reinsurance opportunities by combining underwriting experience with proprietary risk pricing and capital allocation models and catastrophe modeling tools.

Montpelier Syndicate 5151 (“Syndicate 5151”), our  wholly-owned Lloyd’s of London (“Lloyd’s”) syndicate based in London, underwrites property insurance and reinsurance, engineering, marine hull and liability, cargo and  specie and specialty casualty classes sourced mainly from the London, U.S. and European markets.  Montpelier Capital Limited, our wholly-owned subsidiary based in London, serves as Syndicate 5151’s sole corporate underwriting member of Lloyd’s.  Montpelier Underwriting Agencies Limited (“MUAL”), our wholly-owned Lloyd’s Managing Agent based in London, manages Syndicate 5151. Montpelier Underwriting Services Limited (“MUSL”), our wholly-owned subsidiary based in London, provides support services to Syndicate 5151 and MUAL.

Montpelier Underwriting Inc. (“MUI”) and Montpelier Europa AG (“MEAG”), our wholly-owned Lloyd’s Coverholders, are authorized to enter into contracts of insurance and reinsurance and/or issue documentation on behalf of Syndicate 5151. MUI, based in Hartford, Connecticut, underwrites reinsurance business on behalf of Syndicate 5151 through managing general agents and intermediaries. MEAG, based in Baar, Canton Zug, Switzerland, focuses on marketing activities in Continental Europe and the Middle East on behalf of Syndicate 5151 and Montpelier Re.

Our Blue Capital asset management platform, which commenced its operations in 2012,  consists of the assets and operations of Blue Water Re Ltd. (“Blue Water Re”),  Blue Water Master Fund Ltd. (the “Master Fund”), Blue Capital Management Ltd. (“BCML”) and Blue Capital Insurance Managers Ltd. (“BCIML”).  Blue Capital offers a range of catastrophe reinsurance-linked investment products to institutional and retail investors.

Blue Water Re is a Bermuda-based special purpose insurance vehicle based in Pembroke, Bermuda that provides property catastrophe reinsurance coverage and related products on a fully-collateralized basis.  The Master Fund is an exempted Bermuda mutual fund segregated accounts company.  BCML and BCIML, each wholly-owned subsidiaries based in Pembroke, Bermuda, provide investment and insurance management services to Blue Water Re, as well as various segregated accounts of the Master Fund.

Montpelier Technical Resources Ltd. (“MTR”), our wholly-owned subsidiary based in Woburn, Massachusetts and Hanover, New Hampshire, provides accounting, finance, legal, risk management, information technology, internal audit, human resources and advisory services to the Company and many of its subsidiaries.

MONTPELIER RE HOLDINGS LTD.

Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda

PROXY STATEMENT

2013 Annual General Meeting of Shareholders

May 17, 2013

General Information

This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Board to be voted at the 2013 Annual Meeting to be held at the Company’s Principal Executive Offices at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda on May 17, 2013 at 10:30 a.m. Atlantic Daylight Time, or any postponement or adjournment thereof. This Proxy Statement, the Notice of 2013 Annual Meeting and the accompanying form of proxy are being first mailed to Shareholders on or about April 3, 2013.

As of March 21, 2013, the record date for the determination of persons entitled to receive notice of, and to vote at, the 2013 Annual Meeting, there were 54,085,495 common shares of the Company, par value U.S. 1/6 cent per share (“Common Shares”), outstanding.  Common Shares are the only class of our share capital entitled to vote at the 2013 Annual Meeting.  Common Shares are quoted on the New York Stock Exchange, Inc. (the “NYSE”) under the symbol “MRH” and the Bermuda Stock Exchange under the symbol “MRH BH”.

Holders of Common Shares are entitled to one vote on each matter to be voted upon by the Shareholders at the 2013 Annual Meeting for each Common Share held. Pursuant to Bye-Law 51 of our Bye-Laws, if, and so long as, the “Controlled Shares” (as defined below) of any person would otherwise represent more than 9.5% of the voting power of all of the Common Shares entitled to vote at an election of directors, then the votes conferred by the Controlled Shares owned by such person shall be reduced by whatever amount is necessary so that after any such reduction such votes shall constitute no more than 9.5% of the total voting power of all the Common Shares entitled to vote at any election of directors as set forth in our Bye-Laws. A Shareholder’s voting power in excess of 9.5% will be redistributed proportionally among the other Shareholders so that 100% of the voting power of all Common Shares is entitled to be cast.  Such reduction of voting power may have the effect of increasing another Shareholder’s voting power to more than 9.5%, thereby requiring a corresponding reduction in such other Shareholder’s voting power and a corresponding proportional redistribution of such reduction.  In addition, our Board may adjust a Shareholder’s voting rights to the extent that it reasonably determines in good faith that it is necessary to do so to avoid adverse U.S. tax consequences or materially adverse legal or regulatory treatment to the Company or any subsidiary of the Company or to any Shareholder or affiliate controlled by such Shareholder. “Controlled Shares” shall include, among other things, all Common Shares that a person is deemed to beneficially own directly, indirectly or constructively within the meaning of Section 958 of the U.S. Internal Revenue Code (the “Code”).

In order to determine the number of Controlled Shares owned by each Shareholder, we are authorized to require any Shareholder to provide information as to that Shareholder’s beneficial share ownership, the names of persons having beneficial ownership of the Shareholder’s Common Shares, relationships with other Shareholders or any other facts the directors may deem relevant to a determination of the number of Common Shares attributable to any person. We may, in our reasonable discretion, reduce or disregard the votes attached to Common Shares of any holder failing to respond to such a request or submitting incomplete or inaccurate information.  In 2013, we anticipate the need to reduce the voting power of at least one Shareholder in accordance with Bye-Law 51 as described above.  See “Section 16(a) Beneficial Ownership Reporting Compliance”.

The presence of two or more persons present in person and representing in person or by proxy in excess of 50% of the total combined voting power (that is, the number of maximum possible votes entitled to attend and vote at a general meeting, after giving effect to Bye-law 51) of all of the issued and outstanding Common Shares throughout the meeting shall form a quorum for the transaction of business at the 2013 Annual Meeting.

At the 2013 Annual Meeting, Shareholders will also receive the report of our independent registered public accounting firm and may be asked to consider and take action with respect to such other matters as may properly come before the 2013 Annual Meeting.

Each of the Shareholder proposals presented herein will be decided by the affirmative vote of a majority of the voting rights attached to the Common Shares voted at the 2013 Annual Meeting, subject to Bye-law 51, provided a quorum is present.  The Company intends to conduct all voting at the 2013 Annual Meeting by poll to be requested by the Chairman of the meeting, in accordance with the Company’s Bye-Laws.  While the advisory vote on Proposal 4, “Advisory Vote to Approve Executive Compensation”  will not be binding upon the Company, the Board will consider the outcome of this vote when considering executive compensation.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 17, 2013.  The Proxy Statement and the 2012 Annual Report are available at https://materials.proxyvote.com/G62185.

About the 2013 Annual Meeting

Where and when will the 2013 Annual Meeting be held?

The 2013 Annual Meeting will be held at the Company’s Principal Executive Offices at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda on May 17, 2013 at 10:30 a.m. Atlantic Daylight Time.

What will I be voting on?

At this meeting you will be asked to consider and vote on the following proposals:

1)            To fix the number of directors of the Company at eleven and to elect four director nominees as Class B directors to the Board for terms ending in 2016,

2)            To elect the designated company directors in respect of Montpelier Re,

3)            To appoint PricewaterhouseCoopers, an independent registered public accounting firm, as the Company’s  independent auditor for 2013 and to authorize the Board, acting by the Company’s Audit Committee, to set their remuneration, and

4)            To hold an advisory vote to approve executive compensation.

In addition, we will consider any other business as may properly come before the 2013 Annual Meeting and any adjournments thereof.

How do I vote my Common Shares?

You can vote either in person at the 2013 Annual Meeting or by proxy whether or not you can attend the 2013 Annual Meeting.

To vote by proxy, you must either:

•        complete the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope,

•        vote by telephone (instructions are on the proxy card), or

•        vote by Internet (instructions are on the proxy card).

Can I change my vote?

Yes.  Any Shareholder who executes a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company, at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda, a written statement revoking such proxy, by executing and delivering a later dated proxy, or by voting in person at the 2013 Annual Meeting.

What if I don’t vote for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your Common Shares will be voted in accordance with the Board’s recommendations.

How many votes are required to elect Directors and to adopt the proposals?

Each of the Shareholder proposals presented herein will be decided by the affirmative vote of a majority of the voting rights attached to the Common Shares voted at the 2013 Annual Meeting, subject to Bye-law 51, provided a quorum is present.  The Company intends to conduct all voting at the 2013 Annual Meeting by poll to be requested by the Chairman of the meeting, in accordance with the Company’s Bye-Laws. While the advisory vote on Proposal 4, “Advisory Vote to Approve Executive Compensation” will not be binding upon the Company, the Board will consider the outcome of these votes when considering executive compensation.

Could other matters be decided at the 2013 Annual Meeting?

Neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of 2013 Annual Meeting and this Proxy Statement.  If any other business should come properly before the meeting, or any adjournment thereof, the proxyholders will vote on such matters at their discretion.

What happens if the meeting is postponed or adjourned?

Your proxy will still be good and may be voted at the postponed or adjourned meeting.  You will still be able to change or revoke your proxy until it is voted.

How can I access proxy materials and the 2012 Annual Report electronically?

The Proxy Statement and the 2012 Annual Report are available at https://materials.proxyvote.com/G62185.

Solicitation and Revocation

PROXIES IN THE FORM ENCLOSED ARE BEING SOLICITED BY, OR ON BEHALF OF, THE BOARD. THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY HAVE BEEN DESIGNATED AS PROXIES BY THE BOARD.

Such persons designated as proxies serve as officers of the Company. Any Shareholder desiring to appoint another person to represent him or her at the 2013 Annual Meeting may do so either by inserting such person’s name in the blank space provided on the accompanying form of proxy, or by completing another form of proxy and, in either case, delivering an executed proxy to the Secretary of the Company at the address indicated herein before the time of the 2013 Annual Meeting. It is the responsibility of the Shareholder appointing such other person to represent him or her as proxy to inform such person of this appointment.

All Common Shares represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions given thereon. If no instructions are provided in a properly executed proxy, it will be voted in accordance with the Board’s recommendations as set forth on the accompanying form of proxy, and in accordance with the proxyholder’s best judgment as to any other business as may properly come before the 2013 Annual Meeting. If a Shareholder appoints a person other than the persons named in the enclosed form of proxy to represent him or her, such person will vote the Common Shares in respect of which he or she is appointed proxyholder in accordance with the directions of the Shareholder appointing him or her. Any Shareholder who executes a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company, at Montpelier House, 94 Pitts Bay Road, Pembroke HM08, Bermuda, a written statement revoking such proxy, by executing and delivering a later dated proxy, or by voting in person at the 2013 Annual Meeting. Attendance at the 2013 Annual Meeting by a Shareholder who has executed and delivered a proxy to us shall not constitute a revocation of such proxy.

Member brokerage firms of the NYSE that hold Common Shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions, vote in their discretion upon the proposal to appoint PricewaterhouseCoopers, an independent registered public accounting firm, as the Company’s independent auditor for 2013 and to authorize the Company’s Board, acting by the Company’s Audit Committee, to set their remuneration. The elections of directors and the advisory vote to approve executive compensation are considered to be non-routine matters upon which a broker will not have discretionary authority to vote if no instructions are given by the beneficial owner of the Common Shares. Broker non-votes occur when Common Shares held for a beneficial owner are not voted.  If a Shareholder abstains from voting, or if a Shareholder’s Common Shares are treated as a broker non-vote, those Common Shares will not be considered as votes cast “For” or “Against” the proposal, but will be included in the number of Common Shares represented for the purpose of determining whether a quorum is present.

We will bear the cost of solicitation of proxies. We have engaged the firm of Georgeson Shareholder Communications Inc. to assist us in the solicitation of proxies for a fee of $7,750, plus the reimbursement of reasonable out-of-pocket expenses. Further solicitation may be made by our directors, officers and employees personally, by telephone, by internet or otherwise, but such persons will not be specifically compensated for such services. We may also make, through bankers, brokers or other persons, a solicitation of proxies of beneficial holders of the Common Shares. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the 2013 Annual Meeting to the beneficial owners of Common Shares which such persons hold of record.

PROPOSAL 1

APPROVAL OF AN ELEVEN MEMBER BOARD AND ELECTION OF DIRECTORS

Our Bye-Laws provide for a classified Board, divided into three classes of approximately equal size. Each director serves a three-year term, except in the case of a director appointed to fill a casual vacancy.  Currently, the Board consists of eleven directors.

At the 2013 Annual Meeting, Shareholders are requested to elect four director nominees as Class B directors to the Board for terms ending in 2016.

Messrs.  Burgi, Davis and Shettle and Ms. Sutherland have been nominated for election as Class B directors at the 2013 Annual Meeting by the Compensation and Nominating Committee (the “Compensation Committee”).  If elected, Messrs. Burgi, Davis and Shettle will continue to serve as Class B directors and Ms. Sutherland will begin to serve as a Class B director, each for a three-year term expiring at the Company’s 2016 Annual General Meeting of Shareholders or until their respective successors are elected and qualified.  In the event that Shareholders fail to elect each of the director nominees, the number of nominees elected plus the number of directors previously elected shall be deemed to be the number of directors so fixed.

THE BOARD RECOMMENDS VOTING “FOR” PROPOSAL 1 WHICH CALLS FOR THE APPROVAL OF AN ELEVEN MEMBER BOARD AND ELECTION OF THE DIRECTOR NOMINEES.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Director Nominees

The current members and nominees of the Board and terms of each class are set forth below:

			Director
Name	Age	Position	Since

Class A - term ending 2015
John G. Bruton	65	Director	2010
John D. Collins	74	Director	2007
Candace L. Straight	65	Director	2006
Anthony Taylor	67	Chairman	2001

Class B - term ending 2013
Heinrich Burgi *	63	Director	2010
Thomas G.S. Busher	57	Deputy Chairman, COO and EVP	2007
Morgan W. Davis *	62	Director	2006
John F. Shettle, Jr. *	58	Director	2004
Susan J. Sutherland *	55	Director Nominee	—

Class C - term ending 2014
Michael R. Eisenson	57	Director	2011
Christopher L. Harris	43	Director, President and CEO	2008
Ian M. Winchester	66	Director	2007

*  Nominated for election at the 2013 Annual Meeting for a term ending 2016.

Each of the nominees for election to the Board at the 2013 Annual Meeting have been nominated by the Compensation Committee and director nominees Burgi, Davis and Shettle were previously elected by Shareholders. Ms. Sutherland was initially recommended as a director nominee by Ms. Straight.

Mr. Busher formally advised the Company on February 21, 2013 of his decision not to stand for re-election to the Board at the 2013 Annual Meeting in connection with his planned retirement as Chief Operating Officer (“COO”), Executive Vice President (“EVP”) and Head of European Operations of the Company on December 31, 2013.  See “Transition Letter” within our Compensation Discussion and Analysis appearing on page 28 of this proxy statement.

The following information presents the principal occupation, business experience, and recent business activities involving the Company and other affiliations of the directors and director nominees other than Mr. Busher:

Class A Directors, term expiring in 2015:

John G. Bruton.  Mr. Bruton has served as Prime Minister (Taoiseach) of Ireland from 1994 to 1997 and previously as Minister for Finance, Minister for Industry and Energy and Minister for Industry and Trade.  He was also President of the Council of the European Union in 1996, member of the Presidency (Preasidium) of the Convention on the Future of Europe from 2001 to 2004 and Ambassador of the European Union to the United States from 2004 to 2009.  He is currently a member of the Board of Directors of the Ingersoll Rand Corporation, Co-operation Ireland and the Centre for European Policy Studies.  He is also a Distinguished Fellow at the Centre for Transatlantic Studies at Johns Hopkins University.  Mr. Bruton has an extensive understanding of institutional structures and policies, especially within the European Union and in terms of its relations with other regions, economies and markets.

John D. Collins.  Mr. Collins is currently a director of Suburban Propane Partners, L.P. In 1999, he retired from his role as a senior audit partner with KPMG LLP (“KPMG”) in New York City.  Since then he has been a consultant to KPMG and subsequently to a number of other companies.  During his career, Mr. Collins served a five-year term as the U.S. representative on the International Auditing Procedures Committee, which developed auditing standards for use worldwide.  He has also previously served as a director of Mrs. Fields’ Original Cookies, Inc., a trustee of eight investment companies in the Columbia Atlantic Mutual Funds Group and as a member of the Board of Le Moyne College in Syracuse, New York. Mr. Collins has extensive knowledge and understanding of generally accepted accounting principles and auditing standards.  With his strong financial and accounting background, Mr. Collins serves as our Audit Committee Chair and meets the U.S. Securities and Exchange Commission (the “SEC”) definition of an audit committee financial expert.

Candace L. Straight.  Ms. Straight is currently a self-employed investment banking consultant specializing in the insurance industry.  From 1998 to 2003, she was as an Advisory Director of Securitas Capital, LLC (“Securitas”), a global private equity investment firm specializing in insurance and financial services related industries.  She is currently a director of Neuberger Berman Mutual Funds and is a current or former member or trustee of numerous non-profit boards and commissions.  Throughout her career she has worked for numerous corporations, including Merck & Co. Inc. and Bankers Trust Company.  From 1987 to 1996, Ms. Straight was a principal of Head & Company LLC, a merchant banking firm specializing in the insurance industry. Head & Company LLC acquired numerous companies, including Integon Corporation, Sphere Drake and Marketing One. Ms. Straight was president of Integon Corporation from 1990 to 1992 and served as a director until 1995.  She also served as a director of Integon Life, Marketing One and Drake Holdings.  Ms. Straight has extensive experience in the areas of capital and investment management, capital markets and strategic planning.

Anthony Taylor. Mr. Taylor currently serves as our Non-Executive Chairman, a post he has held since January 1, 2010.  He has also previously served as the Company’s President, Chief Executive Officer (“CEO”) and Executive Chairman. From 1983 to 1998, Mr. Taylor served as the Active Underwriter for Lloyd’s Syndicate Number 51 “A Taylor & Others”, a non-marine syndicate, which was managed initially by Willis Faber Agencies and later by Wellington Underwriting Agencies Limited (“Wellington Agencies”).  From 1999 to 2001, Mr. Taylor was Chairman of Wellington Underwriting Inc., as well as Underwriting Director of Wellington Agencies.  During 2001, Mr. Taylor was Chairman of Wellington Agencies and Deputy Chairman of Wellington Underwriting plc (“Wellington Underwriting”). Mr. Taylor is a Fellow of the Chartered Insurance Institute and has held various committee and board positions for the Lloyd’s market.  From 2010 to 2012, Mr. Taylor served on the Board of Hardy Underwriting Bermuda Limited and during that same period he also served on the Board of CATCo Reinsurance Opportunities Fund Ltd. as Non-Executive Chairman.  Mr. Taylor has more than forty-five years of experience in the global insurance and reinsurance industries and is an experienced public company executive and director.

Class B Directors and Director Nominees, term expiring in 2013:

Heinrich Burgi. Dr. Burgi received his legal doctorate and barrister degree in Switzerland where he specialized in commercial and tax law.  A former airline pilot with Swissair, Dr. Burgi has over twenty-five years of experience in various line and senior management positions at leading reinsurers Winterthur Re (now Partner Re) and Swiss Re in Zurich and Hong Kong, where he served in various capacities from 1982 to 2005, including as Global Head of Aviation and Marine and Head of their Group Chief Underwriting Office in Asia. He also served for many years as president of the Swiss Aviation Pool and retired in 2005 as a member of Swiss Re’s senior management.  In 2006, Dr. Burgi was the co-founder and Chief Operating Officer/Chief Underwriting Officer of Asia Capital Re in Singapore and later co-founder of ACR ReTakaful in Bahrain and Kuala Lumpur. Dr. Burgi is a multi-lingual Swiss citizen with extensive experience in underwriting as well as in strategic and operational management.

Morgan W. Davis.  Mr. Davis currently serves as a director of White Mountains Insurance Group, Ltd. (“White Mountains”).  He also serves as a director of OneBeacon Insurance Group, Ltd. (“OneBeacon”), a specialty insurer and an affiliate of White Mountains, and was formerly a Managing Director at OneBeacon from 2001 to 2005.  From 1994 to 2001, Mr. Davis served in various executive capacities at White Mountains.  Mr. Davis also previously served as a director of Answer Financial Inc. and Esurance Holdings, Inc., which were both wholly-owned subsidiaries of White Mountains.  Prior to that, he was with Fireman’s Fund Insurance Company for seven years and INA/Cigna Corporation (“CIGNA”) for ten years. In addition, Mr. Davis’s public service includes his role as a director on the Board of The African Development Foundation, an independent U.S. Federal agency established to support African-designed and African-driven solutions that address grassroots economic and social problems for marginalized populations. Mr. Davis has extensive insurance industry experience, specifically in the areas of underwriting and claims management, and is an experienced public company executive and director.

John F. Shettle, Jr.  Mr. Shettle is an Operating Partner of Stone Point Capital, a private equity firm focused on the global financial services industry.  Prior to joining Stone Point, Mr. Shettle was a Senior Advisor and Operating Partner at Lightyear Capital, a private equity firm providing buyout and growth capital to companies in the financial services industry.  From August 2005 to November 2007, he was the President and CEO of the Victor O. Schinnerer Company, where he was responsible for running two of the largest underwriting management insurance organizations in North America, Victor O. Schinnerer & Company, Inc. and ENCON Group Inc.  Mr. Shettle has served as a Senior Managing Director of Securitas and was the CEO of AVEMCO Corporation and Tred Avon Capital Advisors, Inc.  Mr. Shettle is a director of Sharebridge Holdings, Inc., Sagicor Financial Corporation and AAM Insurance Investment Management.  Mr. Shettle has more than thirty years of experience in the global insurance industry and has extensive experience in underwriting, finance and strategic and operational management.

Susan J. Sutherland.  Ms. Sutherland was a senior partner in the Financial Institutions Group of Skadden, Arps, Slate, Meagher & Flom LLP until her retirement in March 2013 after a thirty-year career with the firm.  For the past twenty years she has primarily represented U.S. and international insurance and reinsurance companies, investment banks, and private equity firms in insurance-related corporate transactions.  She has also advised on a broad range of corporate transactions in industries including healthcare, transportation, and industrial and consumer goods.   Ms. Sutherland presently serves on the Board of Directors of the New York Theatre Ballet and of Literacy, Inc., where she chairs the Governance Committee. She is a Governance Fellow of the National Association of Corporate Directors.  Ms. Sutherland has been selected as a director nominee for her thirty years of legal experience and broad knowledge of the U.S. and international insurance and reinsurance industries, having represented numerous industry participants in all lines of business. She also has extensive experience in corporate finance, including initial public offerings, mergers and acquisitions, corporate restructurings, strategic planning, risk analysis, capital markets and investments.

Class C Directors, term expiring in 2014:

Michael R. Eisenson.  Mr. Eisenson was appointed to the Board in September 2011.  He is a Managing Director, the Chief Executive Officer and co-founder of Charlesbank Capital Partners, LLC (“Charlesbank”), a private equity investment firm based in Boston and New York.  Prior to co-founding Charlesbank in 1998, Mr. Eisenson was the President of Harvard Private Capital Group, Inc. (“Harvard”), Charlesbank’s predecessor. Before joining Harvard, Mr. Eisenson was with the Boston Consulting Group, a corporate-strategy consulting firm.  Mr. Eisenson also serves on the Board of Directors of Blueknight Energy Partners, CIFC Corp. and Penske Auto Group, Inc., as well as several privately held Charlesbank portfolio companies.  Mr. Eisenson was formerly a director of Catlin Group Limited, Playtex Products, Inc. and Caliper Life Sciences.  Mr. Eisenson has extensive experience in the areas of finance and investments and is an experienced public company director.

Christopher L. Harris.  Mr. Harris currently serves as President and CEO of the Company.  He was promoted to President on January 1, 2008 and became CEO on July 1, 2008.  He originally joined the Company in 2002 as Chief Actuary and Senior Vice President (“SVP”) and was later named Chief Risk Officer in 2005 and Chief Underwriting and Risk Officer in 2006.  Prior to joining the Company, from 2001 to 2002, Mr. Harris was employed by Allianz Risk Transfer, where he was Chief Actuary, North America.  Prior to his employment with Allianz, Mr. Harris ran the actuarial consulting practice for KPMG Bermuda from 1998 to 2001.  Mr. Harris is a Fellow of the Casualty Actuarial Society, a Chartered Property and Casualty Underwriter and a Chartered Financial Analyst and has extensive experience in the global insurance and reinsurance industries, particularly in the areas of underwriting, actuarial, aggregate management and strategic and operational management.

Ian M. Winchester.  Mr. Winchester is currently a Managing Partner and Chairman of the Investment Committee of BHC Winton Funds, L.P. investment funds, which focus on providing capital to Lloyd’s syndicates, and the Managing Director - Insurance for Brooks, Houghton & Co., a privately owned specialist investment banking and fund management firm founded in 1989.  From 1985 to 2006, he was with T&H Holdings, Inc., parent of Toplis and Harding, Inc., one of the oldest independent insurance outsourced services companies in North America specializing in claims adjusting work, where he served as Chairman, President and CEO and where he continues to serve as a non-executive director.  From 1970 to 1985, he was with Winchester Bowring, Ltd., a specialist reinsurance broker at Lloyd’s and a subsidiary of Marsh & McLennan, Inc., where he served as Managing Director from 1976 to 1985, and from 1964 to 1970 he was with Alexander Howden, Ltd., now a part of Aon Corporation, where he served as an Assistant Director from 1968 to 1970.  Mr. Winchester has also been an Underwriting Member of Lloyd’s since 1978.  Mr. Winchester has over forty years of experience in the insurance and reinsurance industry, particularly in the areas of reinsurance brokerage, insurance loss adjusting and strategic and operational management.

Executive Officers

(as of March 21, 2013)

Name	Age	Principal Position	Executive Officer Since

Christopher L. Harris (1) (2)	43	President and CEO	2006
Michael S. Paquette (3)	49	CFO and EVP	2007
Thomas G.S. Busher (4)	57	Deputy Chairman, COO, EVP and Head of European Operations	2001
Christopher T. Schaper (5)	48	President, Montpelier Re	2011
Timothy P. Aman (6)	46	Chief Risk Officer and SVP	2011
William Pollett (7)	45	Chief Corporate Development and Strategy Officer and SVP	2007
Jonathan B. Kim (8)	47	General Counsel, Secretary and SVP	2004
George A. (Chip) Carbonar (9)	51	Controller	2011

(1)         See the biography of Mr. Harris under “Proposal 1 — Approval of an Eleven Member Board and Election of Directors”.

(2)         Mr. Harris also serves as Chairman and CEO of Montpelier Re, Chairman of Montpelier Re U.S. Holdings Ltd. (“MRUSHL”) and as a director of Blue Water Re, BCML, BCIML, MUI, MUAL and MTR.

(3)         Mr. Paquette also serves as President of MRUSHL and MTR, Chairman of MTR and is a director of MRUSHL and MUI.

(4)         Mr. Busher also serves as Deputy Chairman, COO and EVP of Montpelier Re and is Chairman of MCL, MUSL, MUAL and MEAG.

(5)         Mr. Schaper also serves as a director of Montpelier Re, Blue Water Re and BCIML.

(6)         Mr. Aman also serves as Chief Risk Officer of MTR.

(7)         Mr. Pollett also serves as Treasurer of the Company, Chief Corporate Development and Strategy Officer, SVP and Treasurer of Montpelier Re, President, CEO and a director of Blue Water Re, BCML and BCIML and is a director of the Master Fund.

(8)         Mr. Kim also serves as a director and Secretary of MRUSHL, MUI, MTR, Secretary of Blue Water Re, BCML and BCIML and Assistant Secretary of the Master Fund.

(9)         Mr. Carbonar also serves as Controller and Vice President of MTR.

Michael S. Paquette.  Mr. Paquette currently serves as our Chief Financial Officer (“CFO”) and is an EVP of the Company.  He has held these positions since May 1, 2008. Prior to joining the Company in May 2007 as Controller and SVP, he spent eighteen years with White Mountains in various capacities, including Controller and SVP, and four years with KPMG as an auditor. Mr. Paquette assisted White Mountains in establishing the Company in 2001 and is a Certified Public Accountant (CPA), a Certified Management Accountant (CMA), a Certified Financial Manager (CFM) and a Chartered Global Management Accountant (CGMA).

Thomas G.S. Busher.  Mr. Busher joined the Company in 2001 and currently serves as Deputy Chairman, COO and an EVP of the Company.  Mr. Busher also serves as the Company’s Head of European Operations and as Chairman of MUAL. From 1985 to 2000, he was employed by Wellington Underwriting, where he served as Director and Group Secretary, and by Wellington Agencies, where he served as Director.  Mr. Busher also formerly served as Chairman of Lloyd’s Underwriting Agents Association and as a member of the Business Conduct Committee of Lloyd’s Regulatory Board and of Lloyd’s/FSA Liaison Committee. Mr. Busher is a Solicitor of the Supreme Court of England & Wales.  He has extensive strategic operational, compliance and regulatory management experience. Mr. Busher has recently advised the Company of his planned retirement as COO, EVP and Head of European Operations of the Company on December 31, 2013.  See “Transition Letter” within our Compensation Discussion and Analysis appearing on page 28 of this proxy statement.

Christopher T. Schaper.  Mr. Schaper joined the Company in 2011 as the President of Montpelier Re where he is responsible for the underwriting strategy, profitability and growth of Montpelier Re’s Bermuda-based businesses, including reinsurance and insurance accountability.  Mr. Schaper has twenty-five years of experience within the insurance and reinsurance industry, most recently with Endurance Specialty Holdings Ltd. where he served from 2002-2011, first, for Endurance Bermuda as Head of Casualty Treaty until 2006 and then as Head of Reinsurance and Chief Underwriting Officer from 2006-2011. Mr. Schaper is a Chartered Property Casualty Underwriter (CPCU).

Timothy P. Aman.  Mr. Aman is responsible for our risk management activities, including ceded reinsurance, catastrophe modelling, enterprise risk management and financial modelling.  He joined the Company in August of 2007 as an SVP and Risk Management Officer, with nineteen years of insurance and reinsurance experience, including eleven years with Guy Carpenter & Company, LLC (“Guy Carpenter”).  During his tenure as managing director at Guy Carpenter, Mr. Aman served as a senior reinsurance and retrocessional treaty broker and risk management advisor.  From 1989 to 1996, he served in the International & Marine department at St. Paul Re and the actuarial department at CIGNA.  He is a fellow of the Casualty Actuarial Society and is a member of the American Academy of Actuaries.

William Pollett.  Mr. Pollett currently serves as Chief Corporate Development and Strategy Officer, Treasurer and is an SVP of the Company.  He also serves as President and CEO of Blue Water Re, BCML and BCIML. Prior to joining the Company in 2006, he spent five years with ACE Group, initially as CFO of ACE Tempest Re and then as Senior Financial Analyst and SVP at ACE Limited. Prior to the ACE Group, Mr. Pollett was employed by the OIL Group of Companies for seven years in various capacities, including Treasurer and Vice President of its investment companies. Mr. Pollett is a Chartered Financial Analyst (CFA) and a Chartered Accountant (CA).

Jonathan B. Kim.  Mr. Kim currently serves as General Counsel, Secretary and an SVP of the Company as well as a director of the Montpelier Re Foundation, the Company’s charitable arm.  Prior to joining the Company from 1991 to 1998, he worked for Winthrop, Stimson, Putnam & Roberts (currently Pillsbury Winthrop Shaw Pittman LLP) in New York.  Subsequently, he served as in-house counsel to a number of start-up ventures and worked in London as an Account Director for Modem Media, Inc. (now part of the Publicis Groupe S.A.).  From 2002 to 2004, Mr. Kim was with AXA Advisors, LLC, a subsidiary of the AXA Group, in New York.

George A. (Chip) Carbonar.  Mr. Carbonar currently serves as our Group Controller and is a Vice President of the Company.  He has held the Group Controller position since June 1, 2011.  Prior to joining the Company as Vice President and Assistant Group Controller in July 2007, Mr. Carbonar served as Assistant Controller of OneBeacon Insurance Company for the previous nine years.  Mr. Carbonar brings with him more than twenty-two years of operating experience in the Insurance industry covering many critical areas within the accounting and finance function and is a Certified Public Accountant (CPA).

Corporate Governance and Related Matters

The Board acts as the Company’s ultimate decision maker and advises and oversees management, which is responsible for day-to-day operations. The Company has adopted Corporate Governance Guidelines to provide a framework for the governance of the Company. This document is available on our website at (www.montpelierre.bm > Corporate Governance > Governance Documents > Corporate Governance Guidelines and Procedures) and may also be obtained at no charge upon written request to the attention of the Company Secretary at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda.

Code of Conduct and Ethics

The Company has adopted a Code of Conduct and Ethics for all its directors, officers and employees, including the Company’s CEO and CFO. This document is available on our website at (www.montpelierre.bm > Corporate Governance > Governance Documents > Code of Conduct and Ethics) and may also be obtained at no charge upon written request to the attention of the Company Secretary at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda.  Any waiver of any part of the Code of Conduct and Ethics for executive officers or directors may be made only by the Board (or the Audit Committee) and will be promptly disclosed to Shareholders as required by SEC and NYSE rules.

The Board and Committees

The Board

The Board is elected by the Shareholders.  The Board selects the CEO, the CFO and other members of the senior management team, who are charged with the conduct of the Company’s business.  After selecting the senior management team, the Board acts as an advisor to senior management and ultimately monitors its performance.  The Board’s ability to monitor senior management’s performance is facilitated by the presence of independent directors who have substantive knowledge of the Company’s business.

The Board has determined that the positions of CEO and Chairman of the Board should be held by two different individuals. The Board believes that its current leadership structure is appropriate for the Company at this time because the CEO and our Chairman of the Board fulfill separate and distinct roles. The CEO is responsible for the day-to-day management of the Company while our Chairman of the Board presides over meetings of the Board and acts as liaison between the non-management directors and the CEO.

Board Role in Risk Oversight

The Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company. The Board receives regular reports from the Enterprise Risk Management Committee on the risk management work undertaken by management and the extent of any action taken to address areas identified for improvement. The Board defines the risk measures to be used within the Company, including the definition of the Company’s risk appetite and its risk tolerances.  Extensive and informed discussion of risk management reporting, risk tolerance, risk measurement, capital management and corporate strategy takes place at each of our Board meetings.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management.  In particular, the Audit Committee supervises and oversees the review of the financial reporting process and internal audit functions that are designed to provide management and the Audit Committee with assessments of the Company’s risk management processes and internal control systems.  The Underwriting Committee oversees the Company’s underwriting risk management exposure and the Finance Committee oversees the Company’s investment risk management.  In setting compensation, the Compensation Committee strives to implement a compensation structure that rewards performance and discourages risk-taking that is inconsistent with the Company’s business strategy.

Director Independence

Members of the Audit Committee and the Compensation Committee must meet all applicable independence tests as defined by the NYSE, the SEC and the Company’s Categorical Standards for Director Independence (the Company’s “Independence Standards”) as adopted by the Board and attached hereto as Appendix A.

The Board and the Compensation Committee have reviewed the responses of directors and director nominees to a questionnaire asking about their direct and indirect relationships with the Company (including those of their immediate family members) and other potential conflicts of interest, as well as pertinent materials provided by management related to transactions, relationships or arrangements between the Company and the directors or director nominees or parties related thereto.

The Board has concluded that each of the Company’s directors and director nominees, other than Messrs. Busher and Harris are independent in accordance with the director independence standards of the NYSE and the Company’s Independence Standards and that none of the Company’s directors and director nominees, other than Messrs. Busher and Harris, has a material relationship with the Company that would impair his or her independence from management or otherwise compromise his or her ability to act as an independent director.  Only Messrs. Busher and Harris, by virtue of their current management positions with the Company, are not considered to be independent directors. Accordingly, the majority of the Board is comprised of independent directors.

Board and Committee Meetings

During 2012, the following meetings of the Board (including telephonic meetings) were held: six meetings of the full Board, eight meetings of the Audit Committee, five meetings of the Finance Committee, four meetings of the Underwriting Committee and five meetings of the Compensation Committee.  During 2012, each of our directors attended over 75% of the aggregate of: (i) the total number of meetings of the Board (during the period such person was a director) and (ii) the total number of meetings held by all committees of the Board (during the period such director was a member).

Mr. Taylor, our Non-Executive Chairman of the Board, attends and presides over each regularly scheduled executive session of non-management directors.  Because Mr. Taylor was not “independent” as defined by the NYSE during 2012, the SEC and the Company’s Independence Standards, the Board met in executive session at least once during the year with only independent directors present.  The chairpersons of the Audit, Compensation, Finance and Underwriting Committees preside over these sessions. On February 21, 2013, the Board determined that Mr. Taylor was “independent” as defined by the NYSE, the SEC and the Company’s Independence Standards.

It is the Board’s policy that all directors attend, or otherwise participate in, our Annual General Meetings of Shareholders unless unavoidably prevented from doing so. All of our directors were in attendance, or otherwise participated in, our 2012 Annual General Meeting of Shareholders.

Committees of the Board

The Board had four standing committees during 2012, consisting of: the Audit Committee, the Compensation Committee, the Finance Committee and the Underwriting Committee.

The following table describes the current members of each of the committees:

Director	Audit	Compensation	Finance	Underwriting
John G. Bruton		X	X
Heinrich Burgi	X			X
Thomas G.S. Busher				X
John D. Collins	Chair		X
Morgan W. Davis		Chair	X
Michael R. Eisenson (1)		X	Chair
Christopher L. Harris (2)			X
J. Roderick Heller (3)
John F. Shettle, Jr.	X			X
Candace L. Straight	X		X
Anthony Taylor (4)		X		X
Ian M. Winchester	X			Chair

(1)         Mr. Eisenson served on the Underwriting Committee until May 18, 2012, at which time he was appointed to the Finance Committee and was appointed its Chairman.

(2)         Mr. Harris served on the Underwriting Committee until May 18, 2012, at which time he was appointed to the Finance Committee.

(3)         Mr. Heller, an independent director who resigned from the Board effective June 30, 2012, formerly served on the Compensation and Finance Committees.

(4)         Mr. Taylor served on the Finance Committee until May 18, 2012, at which time he was appointed to the Underwriting Committee.  On February 21, 2013, the Board determined that Mr. Taylor was “independent” as defined by the NYSE, the SEC and the Company’s Independence Standards and appointed him to the Compensation Committee.

The Audit Committee, Compensation Committee, Finance Committee and Underwriting Committee charters are available on our website at www.montpelierre.bm.  The following summarizes the responsibilities of the various committees of the Board.

Audit Committee.  The Audit Committee is primarily responsible for the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the independence and qualifications of the Company’s  independent registered public accounting firm and the performance of the Company’s internal audit function and independent registered public accounting firm. Specifically, these duties include: (i) selecting and overseeing the Company’s independent registered public accounting firm; (ii) reviewing the scope of the audit to be conducted by them, as well as the results of their audit; (iii) overseeing the Company’s financial reporting activities, including its annual and quarterly reports to Shareholders, and the accounting standards and principles followed; (iv) overseeing the review of the financial reporting process and internal audit functions that are designed to provide management and the Audit Committee with assessments of the Company’s risk management processes and internal control systems; (v) approving audit and non-audit services provided to the Company by the independent registered public accounting firm; (vi) reviewing the organization and scope of the Company’s internal audit function; (vii) overseeing the Company’s legal and regulatory compliance; and (viii) overseeing the Company’s disclosure and internal controls.

In connection with its reviews of the Company’s consolidated financial statements, the Audit Committee pays particularly close attention to the processes for determining: (i) our current and prior period loss and loss adjustment expenses; and (ii) the fair value of our consolidated investment portfolio. With regard to loss and loss adjustment expenses, the Audit Committee receives input from management, as well as its independent registered public accounting firm and independent actuarial loss reserve specialist who review the appropriateness of our loss and loss adjustment expense reserves. With regard to the fair value of the consolidated investment portfolio, the Audit Committee reviews management’s determinations of fair value and its categorization (as well any changes therein), by level, within the hierarchy in which the fair value measurements fall, management’s process for resolving conflicts between its fair value determinations and those provided by its portfolio managers and its independent service providers, and the information received and utilized from other valuation sources for those investments that are difficult to value.

The Board has determined that all members of the Audit Committee are “independent”, as defined by the NYSE, the SEC and the Company’s Independence Standards. The Board has further determined that, of the persons on the Audit Committee, at a minimum Mr. Collins meets the requirements of being an “Audit Committee Financial Expert” under Item 407(d) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “1934 Act”).

In accordance with applicable NYSE listing standards, the Board has considered Mr. Collins’ service on the audit committees of more than one public company and has determined that such service does not impair his ability to serve effectively on the Company’s Audit Committee.  In each case the respective boards of directors have agreed that Mr. Collins has adequate time to fulfill his duties on each of the audit committees.

The Audit Committee has established a charter which outlines its primary duties and responsibilities.  This document is available on our website at (www.montpelierre.bm > Corporate Governance > Committees > Audit Committee Charter) and also may be obtained at no charge upon written request to the attention of the Company Secretary at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda. The Audit Committee’s report appears on page 15 of this Proxy Statement.

Compensation Committee.  The Compensation Committee: (i) assists in discharging the Board’s responsibilities regarding all compensation matters; (ii) oversees the administration of each of the compensation plans of the Company and its major subsidiaries, including its Long-Term Incentive Plan; (iii) reviews and makes recommendations on the compensation of the Company’s non-management directors; (iv) prepares the annual report on executive compensation and reviews the Company’s Compensation Discussion and Analysis for inclusion in the Company’s Annual Report on Form 10-K or the Company’s proxy statement for the annual general meeting of members; and (v) fulfills all its other duties and responsibilities as outlined within its charter.

The Compensation Committee is responsible for all aspects of compensation and benefits policies for the Company’s CEO and all other executive officers. This includes approving and reviewing performance measures, evaluating performance and reviewing and approving all salary and incentive payments and equity awards for the Company’s CEO and all other executive officers. The Compensation Committee is also responsible for recommending to the Board management succession for all executive officers of the Company, including the CEO. In addition, the Compensation Committee searches for qualified director candidates as needed and reviews background information of candidates for selection to the Board, including those recommended by Shareholders, and makes recommendations to the Board regarding such candidates. The Board has determined that all members of the Compensation Committee are “independent” as defined by the NYSE, the SEC and the Company’s Independence Standards.

With the exception of permitting the CEO to issue a limited number of interim awards under the 2012 LTIP annually, the Compensation Committee does not delegate any of its responsibilities to any other person or committee of the Board.

The Compensation Committee has established a charter, which outlines its primary duties and responsibilities.  This document is available on our website at (www.montpelierre.bm > Corporate Governance > Committees > Compensation and Nominating Committee Charter) and may also be obtained at no charge upon written request to the attention of the Company Secretary at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda. The Compensation Committee annually reports on the Company’s Compensation Discussion and Analysis. The Compensation Committee’s report appears on page 29 of this Proxy Statement.

In carrying out its function to nominate candidates for election to the Board, the Compensation Committee seeks candidates who meet the criteria for selection and have any specific qualities or skills being sought based on input from members of the Board. The Compensation Committee believes that director candidates must have: (i) the highest standards of integrity, significant accomplishments in their chosen field of expertise and a notable degree of experience; (ii) experience with a high degree of responsibility in a business, non-profit organization, educational institution, professional services firm or other organization; (iii) an ability to commit the appropriate time to preparing for Board meetings, attending meetings and other corporate governance matters; (iv) an understanding of basic financial statements; and (v) familiarity with the role and function of a board of directors.

The Compensation Committee may also consider additional factors in evaluating a potential director candidate, including candidate qualifications that would assist the Board in achieving a mix that represents a diversity of background and experience. Such qualifications may include leadership skills, strategic or policy setting experience in a complex organization, experience and expertise that is relevant to the Company’s insurance and reinsurance businesses, including any specialized business experience, actuarial or underwriting expertise, other specialized skills, an ability to contribute meaningfully to the needs of the Company and the Board, high ethical character and a reputation for honesty, integrity and sound business judgment, an ability to represent the interests of Shareholders and any qualities and accomplishments that complement the Board’s existing strengths.

The Compensation Committee also evaluates whether such director candidate is independent, is financially literate, has accounting or related financial management expertise, qualifies as an audit committee financial expert and is free of any conflict of interest or the appearance of any conflict of interest with the best interests of the Company and its Shareholders.

The Compensation Committee may identify potential nominees for director through director suggestions, management recommendations, business, insurance industry and other contacts and Shareholder nominations. The Compensation Committee may, to the extent it deems appropriate, engage a third-party search firm and other advisors to identify potential nominees for director.

Neither the Compensation Committee nor management retained a compensation consultant during 2012.  For a description of the role of our executive officers in making determinations and recommendations regarding executive compensation, see “Role of Executive Officers in Executive and CEO Compensation” within our Compensation Discussion and Analysis appearing on page 28 of this proxy statement.  Our executive officers do not have any role in making determinations or recommendations regarding director compensation.

Finance Committee. The Finance Committee approves and oversees the policies, processes and procedures related to our investing activities and monitors our investment performance. The Finance Committee also oversees our capital structure and financing arrangements.

Underwriting Committee. The Underwriting Committee approves and oversees the policies, processes and procedures related to our underwriting activities and monitors our underwriting performance.

Shareholder Recommendations

Shareholders who wish to recommend a person or persons for consideration as a nominee for election to the Board should send a written notice by mail, c/o Company Secretary, Montpelier Re Holdings Ltd., Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda, or by fax to (441) 296-4358 and include the following information:

•           the name(s) and address(es) of the Shareholder(s) making the nomination as they appear in the Register of Members and of the beneficial owner (if any), the number of Common Shares which are owned beneficially and of record by such Shareholder(s) and the period for which such Common Shares have been held;

•            a representation from the Shareholder(s) that he is a holder of record of the Common Shares and that he intends to vote in person or by proxy at the Annual General Meeting of Shareholders to propose and vote for the nomination;

•           the name of each person whom the Shareholder(s) recommend(s) to be considered as a nominee;

•           a description of the relationship between the nominating Shareholder(s) and each nominee;

•           a business address and telephone number for each nominee (an e-mail address may also be included);

•           biographical information regarding such nominee, including the person’s employment and other relevant experience and a statement as to the qualifications of the nominee;

•           all information relating to such nominee required to be disclosed pursuant to Regulation 14A of the 1934 Act; and

•           written consent of the recommended nominee to nomination and to serving as a director, if elected.

Upon receipt of any such recommendations, the Company may request that the potential nominee complete a Directors’ and Officers’ Questionnaire soliciting information about such potential nominee’s independence, related party transactions and other relevant information required to be disclosed by the Company.

In the case of nominations or other proposals to be brought before the Annual General Meeting of Shareholders, Shareholders shall give notice of such proposals between 90 and 120 days prior to the first anniversary of the preceding Annual General Meeting of Shareholders.  In the event that the date of the Annual General Meeting of Shareholders is advanced more than 30 days or delayed more than 90 days, such notice shall be given between 120 days prior to the Annual General Meeting of Shareholders and the later of: (i) the 90th day prior to such Annual General Meeting of Shareholders; and (ii) the 10th day following the first public announcement by the Company of the date of the Annual General Meeting of Shareholders. In the case of a nomination to be brought before a Special General Meeting, Shareholders shall give notice of such nomination between 90 and 120 days prior to the date of the Special General Meeting or, if later, within 10 days of the date of the first public announcement by the Company of such Special General Meeting. Shareholders who submit nominations or other proposals must also provide certain information with regard to their economic and other interests. A Shareholder who desires instead to directly nominate a candidate for election to the Board of Directors at the Annual General Meeting or a Special General Meeting of Shareholders must meet the deadlines and other requirements set forth in the Company’s Amended and Restated Bye-Laws. Shareholders who wish to convene a Special General Meeting as provided by the Bermuda Companies Act 1981, as amended, must also provide certain information with regard to their economic and other interests.

Shareholder Communications

Shareholders, as well as any interested parties, may communicate directly with the Board or any one or more individual directors by mail, c/o Company Secretary, Montpelier Re Holdings Ltd., Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda or by fax at (441) 296-4358. All communications will be compiled and summarized by the Secretary of the Company. For communications addressed to a specific director, that director will receive such summary. The Chairman of the Board will receive the summary for all communications that are not addressed to a particular director.  All routine inquiries and information requests will be handled by the Company’s Corporate Affairs Manager.  All other correspondence will be evaluated by the Company’s Secretary, who will forward a particular communication to the appropriate Board or Board Committee member(s) upon determining that it is made for a valid purpose and is relevant to the Company and its business. At each regularly-scheduled meeting of the Board, the Company’s Secretary shall present a summary of all communications received since the last meeting that were not forwarded and upon request shall make such communications available to any or all of the directors.

Audit Committee Report

This report is being furnished by the Audit Committee of the Board with respect to the Company’s consolidated financial statements for the year ended December 31, 2012.

The Audit Committee has established a charter which outlines its primary duties and responsibilities. The Audit Committee Charter, which has been approved by the Board, is reviewed at least annually and is updated as necessary. This document is available on the Company’s web site at (www.montpelierre.bm > Corporate Governance > Committees > Audit Committee Charter).

Company management is responsible for the preparation and presentation of complete and accurate consolidated financial statements. PricewaterhouseCoopers, our independent registered public accounting firm, is responsible for performing an integrated audit of the Company’s consolidated financial statements and its internal control over financial reporting in accordance with Public Company Accounting Oversight Board standards and for issuing a report based on its audit.

In performing its oversight role in connection with the audit of the Company’s consolidated financial statements for the year ended December 31, 2012, the Audit Committee has: (1) reviewed and discussed the audited consolidated financial statements with management; (2) reviewed and discussed with PricewaterhouseCoopers the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and (3) received and discussed the written disclosures and the letter from PricewaterhouseCoopers required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.  Based on these reviews and discussions, the Audit Committee has determined PricewaterhouseCoopers to be independent and has recommended to the Board that the audited consolidated financial statements be included in the 2012 Form 10-K for filing with the SEC and for presentation to Shareholders at the 2013 Annual Meeting.

John D. Collins (Chair)	March 21, 2013
Heinrich Burgi
John F. Shettle, Jr.
Candace L. Straight
Ian M. Winchester

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information, as of March 21, 2013 unless otherwise noted, with respect to the ownership of Common Shares by each person known by us to beneficially own 5% or more of our outstanding Common Shares.  Common Shares are the only class of our equity securities entitled to vote at the 2013 Annual Meeting.  As of March 21, 2013, we were not aware of any persons who beneficially owned 5% or more of our outstanding 8.875% Non-Cumulative Preferred Shares, Series A (“Preferred Shares”).

Name and Address of Beneficial Owner	Number of Common Shares Owned	Percentage of Common Shares Outstanding (1)

Charlesbank Equity Fund VII, Limited Partnership (2)	5,750,000	10.6%
200 Clarendon Street, 54th Floor
Boston, MA 02116

The London Company (3)	5,082,940	9.4%
1801 Bayberry Court, Suite 301
Richmond, VA 23226

Dimensional Fund Advisors L.P. (4)	4,897,029	9.1%
Palisades West, Building One, 6300 Bee Cave Road
Austin, TX 78746

Times Square Capital Management, LLC (5)	3,458,725	6.4%
1177 Avenue of the Americas, 39th Floor
New York, NY 10036

The Vanguard Group, Inc. (6)	3,173,870	5.9%
100 Vanguard Boulevard
Malvern, PA 19355

LSV Asset Management (7)	3,094,468	5.7%
155 N. Wacker Drive, Suite 4600
Chicago, IL 60606

BlackRock, Inc. (8)	2,901,359	5.4%
40 East 52nd Street
New York, NY 10022

(1)         Based on 54,085,495 Common Shares outstanding as of March 21, 2013.

(2)         Information based on a Form 4 filed with the SEC by Charlesbank Equity Fund VII, Limited Partnership and its affiliated investment funds (together, the “Charlesbank Funds”) on June 15, 2012.  Mr. Eisenson is the CEO and a Managing Director of Charlesbank, the investment advisor to the Charlesbank Funds.  See “Security Ownership of Management”.

(3)         Information based on a Form 13G/A, as of December 31, 2012, filed with the SEC by The London Company on February 6, 2013.

(4)         Information based on a Schedule 13G/A, as of December 31, 2012, filed with the SEC by Dimensional Fund Advisors L.P. on February 11, 2013.

(5)         Information based on a Form 13G/A, as of December 31, 2012, filed with the SEC by Times Square Capital Management, LLC on February 11, 2013.

(6)         Information based on a Form 13G, as of December 31, 2012, filed with the SEC by The Vanguard Group, Inc. on February 13, 2013.

(7)         Information based on a Form 13G, as of December 31, 2012, filed with the SEC by LSV Asset Management on February 13, 2013.

(8)         Information based on a Form 13G, as of December 31, 2012, filed with the SEC by BlackRock, Inc. on January 30, 2013.

Security Ownership of Management

The following table sets forth information, as of March 21, 2013, with respect to the beneficial ownership of Common Shares and Preferred Shares by each of our directors, director nominees and Named Executive Officers and by all of our directors, director nominees and executive officers as a group.  None of the Common Shares or Preferred Shares shown as beneficially owned by our directors, director nominees and executive officers are known to have been pledged as collateral. Common Shares are the only class of our equity securities entitled to vote at the 2013 Annual Meeting.

Name of Beneficial Owner (1)	Number of Common Shares Owned	Percentage of Common Shares Outstanding (2)	Number of Preferred Shares Owned	Percentage of Preferred Shares Outstanding (2)

Timothy P. Aman	44,191	*	—	*
John G. Bruton	4,500	*	—	*
Heinrich Burgi	4,500	*	—	*
Thomas G.S. Busher (3)	82,753	*	25,000	*
John D. Collins	10,459	*	16,000	*
Morgan W. Davis	29,840	*	—	*
Michael R. Eisenson (4)	5,750,000	10.6%	—	*
Christopher L. Harris	355,762	*	5,000	*
Michael S. Paquette	79,892	*	—	*
Christopher T. Schaper	21,342	*	—	*
John F. Shettle, Jr.	12,465	*	—	*
Candace L. Straight	10,716	*	—	*
Susan J. Sutherland	—	*	—	*
Anthony Taylor	657,550	1.2%	42,000	*
Ian M. Winchester	42,300	*	9,500	*

All directors and executive officers as a group (18 persons)	7,232,087	13.1%	97,500	1.6%

*                 Represents less than 1.0% of our outstanding Common Shares and Preferred Shares.  Beneficial ownership is determined in accordance with Rule 13d-3(d)(1) of the 1934 Act, meaning that Restricted Share Units (“RSUs”) vesting within sixty days of such date are deemed to be Common Shares outstanding for computing the percentage held by each person or entity listed, but are not deemed outstanding for computing the percentage held by any other person or entity.

(1)         The address of each of the beneficial owners identified is Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda.

(2)         Based on 54,085,495 Common Shares and 6,000,000 Preferred Shares outstanding as of March 21, 2013.

(3)         In connection with Mr. Busher’s planned retirement as COO, EVP and Head of European Operations of the Company on December 31, 2013, as described further under the heading “Transition Letter” within our Compensation Discussion and Analysis appearing on page 28 of this proxy statement, he sold 469,222 Common Shares to the Company in a private transaction at a price of $24.62 per share on March 7, 2013.

(4)        Mr. Eisenson is the CEO and a Managing Director of Charlesbank, the investment advisor to the Charlesbank Funds (the registered owners of these Common Shares). Mr. Eisenson serves as the representative of the Charlesbank Funds on the Board and disclaims beneficial ownership of these Common Shares, except to the extent of his pecuniary interest therein.

Share Ownership Guidelines

Our directors and Named Executive Officers are subject to formal share ownership requirements.

Directors are required to amass and maintain at least 15,000 Common and/or Preferred Shares (including RSUs underlying Common Shares) within five years from the later of: (i) the date we adopted the policy for directors (May 2011); and (ii) the date the director was first appointed to the Board. The required minimum shareholdings must be maintained and held during the director’s continuous service with the Company. As of December 31, 2012, five of our nine non-management directors had already satisfied our share ownership guidelines despite the fact that they are not required to be in compliance any earlier than May 2016.

The requirements for our Named Executive Officers vary by individual and are outlined under the heading “Clawback Policy and Share Ownership Requirements” within our Compensation Discussion and Analysis appearing on page 27 of this proxy statement.  As of December 31, 2012, each of our Named Executive Officers was in compliance with our share ownership guidelines.

The Company’s Insider Trading Policy prohibits all our directors, officers and employees from buying or selling options on Common Shares, from hedging the value of Common Shares or Preferred Shares and from pledging Common Share or Preferred Shares as collateral.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

All relationships and transactions between the Company and any of our directors, executive officers or their immediate family members are reviewed to determine whether such persons have a direct or indirect material interest. Responsibility for the development and implementation of processes and controls to obtain information from our directors and executive officers with respect to related person transactions and for the determination, based on facts and circumstances, as to whether the Company or a related person has a direct or indirect material interest lies primarily with our legal department. The Company has a written related person transaction policy. This document is available on the Company’s web site at (www.montpelierre.bm > Corporate Governance > Governance Documents > Related Person Transaction Policy).

As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s Proxy Statement.  In addition, our Audit Committee reviews and approves or ratifies any related person transaction that must be disclosed, except that in connection with the transaction with Mr. Busher that is described below, the Board delegated authority to a sub-committee of the Compensation Committee to approve the transaction.  In the course of its review, the relevant committee or sub-committee considers:

•      the nature of the related person’s interest in the transaction;

•      the material terms of the transaction, including, without limitation, the amount and type of the transaction;

•      whether the transaction would impair the judgment of a director or executive officer in acting in the best interests of the Company;

•      the importance of the transaction to the related person; and

•      any other matters it deems appropriate.

Any member of the relevant committee or sub-committee who is a related person with respect to a transaction under review may not participate in the deliberations or any vote respecting approval or ratification of the transaction; provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee or sub-committee that considers the transaction.

We have entered into transactions with parties that are related to the Company. We believe that each of these transactions,  as described below, was made on terms no less favorable to us than we could have obtained from unrelated parties.

WL Ross & Co. LLC

Wilbur L. Ross, Jr., a former director of the Company, is Chairman and CEO of WL Ross & Co. LLC. Investment funds managed by WL Ross & Co. LLC collectively owned 8.6% of the Company’s Common Shares outstanding at December 31, 2009.

On February 26, 2010, the Company purchased the entirety of the 6,897,802 Common Shares previously owned by Mr. Ross and investment funds managed by WL Ross & Co. LLC at a price of $19.00 per share in a private transaction. The Common Shares acquired by the Company represented 8.9% of its Common Shares outstanding immediately prior to the transaction. Pursuant to the transaction, Mr. Ross resigned from the Board on March 1, 2010.

Thomas G.S. Busher

In connection with Mr. Busher’s announcement on February 21, 2013 that he would not stand for re-election to the Board and that he plans to retire as the Company’s COO, EVP and Head of European Operations on December 31, 2013, he sold 469,222 Common Shares to the Company on March 7, 2013 in a private transaction at a price of $24.62 per share, which is reflective of a modest discount to the New York Stock Exchange closing price of the Common Shares on March 7, 2013 of $25.25 per share.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires the Company’s executive officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us or written representations from certain reporting persons, during the year ended December 31, 2012, all Section 16(a) filing requirements applicable to the directors, executive officers and greater than 10% Shareholders were complied with by such persons on a timely basis.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section we detail the material components of the compensation awarded to and earned by our Principal Executive Officer, our Principal Financial Officer and our three other most highly compensated executive officers for 2012. These individuals, whom we refer to collectively as our “Named Executive Officers”, are:

Christopher L. Harris	President and CEO (Principal Executive Officer)
Michael S. Paquette	CFO and EVP (Principal Financial Officer)
Thomas G.S. Busher	Deputy Chairman, COO, EVP and Head of European Operations
Christopher T. Schaper	President, Montpelier Re
Timothy P. Aman	Chief Risk Officer and SVP

We also describe our executive compensation philosophy and objectives and we explain how and why the Compensation Committee adopted the Company’s current compensation policies and practices and approved the amounts set forth in the Summary Compensation Table.

Executive Summary

Corporate Governance

We seek to maintain the highest corporate governance standards. Our fully independent Compensation Committee, composed solely of non-management directors, reviews all compensation-related decisions with respect to our Named Executive Officers, including our CEO. Upon recommendation by the Compensation Committee, such decisions are subsequently approved by our Board.

Prior to the 2012 Annual General Meeting, we undertook several key initiatives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and as part of our ongoing efforts to adhere to corporate governance “best practices”.  Most notably, we adopted an incentive compensation recoupment, or “clawback”, policy and formal share ownership guidelines for certain senior executives, both of which are applicable to our Named Executive Officers.  For complete information on these components of our corporate governance program, see “Clawback Policy and Share Ownership Requirements”.

In conjunction with our overall corporate governance and compensation programs and practices, we believe the adoption of these key initiatives was well-received as evidenced by the favorable Shareholder approval of our executive compensation arrangements at our 2012 Annual Meeting.  This process, known as the Advisory Vote to Approve Executive Compensation as required under Section 14A of the 1934 Act, is commonly referred to as “Say-on-Pay”.  The Compensation Committee reviewed the results of the Company’s 2012 Say-on-Pay vote, in which the overwhelming majority of the Shareholders voted in favor of our compensation practices (94% of the votes cast, excluding abstentions and non-votes). Accordingly, except with respect to the changes to the performance metrics applicable to our Incentive Compensation Program (“ICP”), as described in last year’s Compensation Discussion and Analysis, as well as under the heading “2012 Changes to Our ICP” set forth below, the Compensation Committee determined not to materially alter such practices for 2012.

Corporate Performance

In late October of 2012, windstorm Sandy, the second costliest insured U.S. wind event following Hurricane Katrina, made landfall in the Northeast U.S.  Despite Sandy and other sizable loss events in 2012, such as the sinking of the Costa Concordia and droughts and tornadoes in the U.S., we achieved a 17.0% increase in our fully-converted book value per Common Share, inclusive of Common Share dividends declared (“FCBVPCS”).  On a cumulative basis, our FCBVPCS has grown 9.9% annually since 2001, compared to only 3.8% annual growth in the S&P 500 Index over the same period.  We regard FCBVPCS as a meaningful and consistent measure of financial performance in our industry, and achieving FCBVPCS growth has been and remains among the Company’s principal performance goals.

Following reviews in 2012, we received favorable recognition from each of our rating agencies.  Both A.M. Best and Fitch upgraded Montpelier Re’s financial strength rating to “A” (each with a stable outlook) and Standard & Poor’s affirmed Montpelier Re’s “A-” financial strength rating (with a stable outlook) as well as its “strong” Enterprise Risk Management (“ERM”) rating.

Under the direction of our CEO, Mr. Harris, we reaffirmed our commitment to the growth of long-term shareholder value through new and continuing business initiatives in 2012.  Among other things, significant accomplishments included a $300 million offering of 4.70% senior notes due 2022 and the launch of Blue Capital, an asset management platform offering a range of innovative catastrophe reinsurance-linked investment products to institutional and retail investors. For a further description of Blue Capital, see “Blue Capital” contained in Item 1 of our 2012 Form 10-K.

We also increased our Common Share dividend by 10% in the fourth quarter, resulting in our fourth consecutive dividend increase in four years.

Performance-Based Compensation

Evaluating performance by reference to our overall corporate results has been a long-standing principle of our compensation philosophy.  Revenue-based metrics are not considered in measuring or allocating incentive compensation since rewarding top-line growth, rather than value creation, could introduce the potential for unnecessary or excessive risk-taking by our executives. Instead, the Company applies value-based metrics, which we believe ultimately serve to align our executives’ incentives with the economic result provided to our Shareholders.

Our ICP, consisting of cash bonuses under our annual bonus plan and share-based grants in the form of variable restricted share units (“Variable RSUs”) under our current Long-Term Incentive Plan (the “2012 LTIP”) and our predecessor Long-Term Incentive Plan (“the “2007” LTIP”), serves as the primary incentive compensation vehicle for our Named Executive Officers.  Variable RSUs are awarded based on Company performance during the first year of the applicable performance period and are earned ratably each year based on continued employment over a four year vesting period.  The ICP allows us to design and achieve an appropriate balance and blend of annual cash and short- and long-term share-based incentive awards. The Compensation Committee believes our allocation of such awards to be appropriate, given our objective of aligning the interests of our Named Executive Officers with those of our Shareholders.

The following chart illustrates the approximate allocation of compensation in 2012 for our Named Executive Officers. Allocations reflect the split between (a) short- and long-term incentive awards (i.e., those granted under the Company’s annual cash bonus plan versus those granted under the 2012 LTIP or otherwise) and (b) fixed compensation and variable components (i.e., base salaries versus ICP awards). The allocations are based on target ICP payout formulas, assuming target-level performance, as disclosed herein under “Components of Compensation” and exclude one-off discretionary awards.  As in prior years, base salaries represented a relatively small portion of the overall target compensation for our senior executives.

	Christopher L. Harris	Michael S. Paquette	Thomas G. S. Busher	Christopher T. Schaper	Timothy P. Aman
Short-Term / Long-Term Incentive Awards *	33% / 67%	33% / 67%	33% / 67%	33% / 67%	40% / 60%
Fixed / Variable Component *	25% / 75%	25% / 75%	25% / 75%	25% / 75%	30% / 70%

* excluding perquisites.

As demonstrated by the above table, at target-level performance, 60% to 67% of incentive compensation for our Named Executive Officers is both long-term and in the form of share-based compensation and 70% to 75% of their total target compensation is variable and contingent on performance.

Our business focuses on the assumption of catastrophic risks and the management of risks generally.  By its nature this business is subject to cyclical market conditions, often prompted by severe but infrequent natural and man-made catastrophic events.  Because a significant portion of our executive compensation is linked to our operating results - which can vary significantly depending on the frequency and severity of insured catastrophic risks and their relative impact to the insured risks we underwrite - the overall compensation awarded and paid to our Named Executive Officers in a given year can also vary significantly.

Such was the case in 2012 versus 2011.  Measured against prior periods, 2011 was a record high catastrophe year, when no incentive compensation payouts were made to any of the Named Executive Officers and no incentive compensation based on Company performance was earned or paid to our other employees. This reflects our philosophy that our employees, including most notably our Named Executive Officers, should not be rewarded disproportionately in years in which our results are unsatisfactory.

By contrast, despite the occurrence of windstorm Sandy and other sizable loss events, 2012 was a highly successful year for our business as measured by our growth in FCBVPCS. This resulted primarily from: (i) underwriting and risk management discipline, (ii) solid investment performance and (iii) prudent capital management.  Hence, for 2012 our incentive compensation payouts were substantially above performance targets.

The variability of our incentive payouts, which are directly linked to our operating results, reflects our belief that our Named Executive Officers and our employees throughout the Company are highly incentivized to both deliver favorable results for Shareholders and remain with the organization through periods of both favorable and unfavorable market conditions, since the long-term portion of our ICP is share-based and vests over multi-year periods.

Reflecting our pay-for-performance philosophy and in accordance with our historical approach to executive compensation, we have avoided pay practices that might be considered problematic.  For instance, we do not provide any tax gross-ups to our Named Executive Officers, and, except in unusual circumstances such as sign-on bonuses, we do not provide guaranteed bonuses to our Named Executive Officers.  In addition, all change in control benefits payable under the 2012 LTIP and the 2007 LTIP, associated award agreements and the Company’s Severance Plan (the “Severance Plan”) have “double-trigger” vesting conditions, meaning they would vest in connection with a change in control (trigger 1) only if the executive officer also experienced a qualifying termination (trigger 2).  See “Potential Payments Upon Termination of Employment or Change in Control” and “Service Agreements”.

The following table is a variation on the Summary Compensation Table appearing in this Proxy Statement. The Summary Compensation Table (which appears on page 30) discloses compensation for our Named Executive Officers according to the format required by the SEC and illustrates the value of all share-based incentive compensation based on the probable level of satisfaction of the applicable performance conditions as of the grant date, assuming target-level performance.  By contrast, the supplemental table that appears below provides year-over-year comparisons of the total base salaries and the actual (as opposed to probable) share-based compensation awarded and paid to our Named Executive Officers over the 2010-2012 period.

See “Grants of Plan-Based Awards”, “Outstanding Equity Awards at Fiscal Year-End” and “Option Exercises and Shares Vested” for additional information regarding our 2012 ICP awards.

		Contingent	Fair Value of	Non-Contingent Cash Bonuses and One-Off
Named Executive Officer	Base Salary (1)	Annual Cash Bonus	Variable RSU Awards (2)	Grants of Fixed RSUs (3)	All Other Compensation (4)	Total Compensation
Christopher L. Harris
2012	$900,000	$1,800,000	$2,662,500	$—	$248,243	$5,610,743
2011	843,750	—	—	—	267,124	1,110,874
2010	675,000	830,250	1,307,266	—	342,214	3,154,730

Michael S. Paquette
2012	$370,000	$750,000	$1,109,375	$—	$82,599	$2,311,974
2011	348,750	—	—	167,600	66,559	582,909
2010	322,500	405,900	639,108	—	71,400	1,438,908

Thomas G.S. Busher
2012	$775,000	$1,550,000	$2,292,714	$—	$201,977	$4,819,691
2011	743,750	—	—	—	186,438	930,188
2010	650,000	799,500	1,258,849	—	339,352	3,047,701

Christopher T. Schaper
2012	$550,000	$1,100,000	$1,627,072	$—	$264,833	$3,541,905
2011	54,295	—	—	696,500	23,229	774,024
2010	—	—	—	—	—	—

Timothy P. Aman
2012	$352,500	$720,000	$798,750	$—	$45,001	$1,916,251
2011	328,750	—	—	—	30,273	359,023
2010	325,000	294,206	383,795	—	34,722	1,037,723

(1)         Amendments to the service agreements of Messrs. Harris and Busher resulted in increases to their base salaries, effective April 1, 2011. These amendments were made to secure the services of both executives for longer fixed terms in response to market competition and in recognition of their importance to the Company.  Increases in the base salaries for both Messrs. Harris and Busher were substantially offset by the elimination of certain Company-provided benefits, also effective April 1, 2011, and in particular their housing allowances, as described more fully below and in the Summary Compensation Table.  See “Components of Compensation-Base Salary and Benefits”.

(2)         The amounts disclosed in this column reflect the value of contingent annual Variable RSUs awarded by the Company to each of the Named Executive Officers during 2012, 2011 and 2010. The values in the table above are based on the fair value of the RSUs as of their respective grant dates and also reflect the number of RSUs actually earned based on Company performance, rather than an assumption that RSUs would be earned at the target level, as required by the Summary Compensation Table. Awards granted in 2012, 2011 and 2010, which are contingent upon the Company’s performance during that year, resulted in 200%, 0% and 123% of the Target RSUs actually being earned.

(3)         The amounts disclosed in this column reflect the value of: (i) non-recurring cash bonuses that are guaranteed subject to the executive officer’s continued employment and (ii) one-off grants of “Fixed RSUs” that are not contingent on Company performance. For Mr. Schaper, this column includes a one-time $200,000 sign-on bonus and the value of a one-off award of Fixed RSUs granted as an inducement in connection with his hiring in 2011. For Mr. Paquette, this column includes the value of a one-off award of Fixed RSUs granted in recognition of past performance and to further align his compensation with general market rates.  Vesting with respect to all one-off grants of Fixed RSUs is contingent solely on continued employment.  The values in the table above are based on the fair value of the RSUs as of their respective grant dates.

(4)         The amounts disclosed in this column reflect the value of, among other perquisites and benefits, Bermuda housing and travel allowances and supplemental defined contribution pension benefits, when applicable.  In the case of Messrs. Harris and Schaper, such supplemental pension benefits are in the form of cash payments made in lieu of Company-provided contributions to a non-qualified deferred compensation plan, and in the case of Mr. Paquette, such supplemental pension benefits are in the form of a Company-provided contribution to a non-qualified deferred compensation plan for employees based in the United States.  See “Components of Compensation-Base Salary and Benefits”.

Compensation Philosophy

The primary goal of our compensation program has been to attract, reward and retain key executives while promoting the long-term interests of the Company and our Shareholders. We believe that executive compensation should correspond to long-term Shareholder value as measured by our results. To further this goal, we believe a significant portion of executive compensation should be at-risk and dependent upon our performance and that a significant portion of such compensation should be denominated in the same equity currency as the interests held by our Shareholders (i.e., our Common Shares). We adhere to this approach by utilizing a combination of contingent and highly-variable annual cash and long-term, share-based incentive awards.

Compensation Practices

The Compensation Committee, which met five times in 2012, develops and oversees the Company’s executive compensation practices. For 2012, the Compensation Committee focused primarily on compensating our Named Executive Officers for taking actions that result in the achievement of an increase in our FCBVPCS.

As a property-orientated reinsurer, we regard our core strengths to be our underwriting and risk management capabilities.  At the same time, we focus on maintenance of a short-duration, low volatility investment portfolio to enable us to liquidate portfolio assets to pay claims promptly. Prior to 2012, we used a targeted annual return on equity (“ROE”) as our main performance metric for ICP awards. To emphasize the importance of our core underwriting results and to eliminate the temporary effects of realized and unrealized investment gains and losses driven in part by market fluctuations, our computation of ROE assumed a standard (as opposed to actual) investment return.  Notwithstanding the significant merits of our former ROE-based performance measure, beginning in 2012 the Compensation Committee determined that both our annual cash bonus opportunities and our Variable RSU awards would be subject to an “increase in FCBVPCS” performance measure that we believe more directly aligns our interests and motivations with those of our Shareholders.  In addition, we believe that this metric enables our employees to more easily understand, and identify with, their incentive hurdle, since our calculation of FCBVPCS (and its increase or decrease) is presented in our quarterly earnings releases and filings with the SEC.  Furthermore, the disclosure of our FCBVPCS within our public filings allows Shareholders to precisely monitor the Company’s performance with respect to this goal, which provides additional transparency of the key performance metric used to determine the incentive compensation of our Named Executive Officers.  See “2012 Changes to Our ICP” for additional information.

As with our previous ROE metric, our FCBVPCS metric, in our opinion, provides an objective measure of our performance and our executives’ ability to:

•      identify and select underwriting opportunities intelligently;

•      develop methods and tools for assessing and monitoring insurance risk;

•      improve operational efficiencies; and

•      avoid or reduce other business risks such as strategic, legal/regulatory, reputational, credit, liquidity and foreign exchange.

Our ICP is designed to foster a robust and efficient ERM framework.  Consistent with this framework, our executives are rewarded primarily via performance-based equity awards with payouts to all participating executives based solely on our operating results.  From an ERM perspective, this payout structure serves as a control over excessive risk-taking by any one individual or area of the Company.  The awards, which vest in full over multiple years, are designed to promote decisions and behavior that match not only our long-term appetite for underwriting and investment risk, but also our general risk profile.

Compensation Consultant

In 2011 we retained Corporate Compensation Strategies, LLC (“CCSL”), an independent compensation consultant for assistance in our annual peer compensation survey and advice on the structure and components of our compensation program. Such assistance included research and analysis regarding the competitiveness of our program.  We determined that it was not necessary to use CCSL or another outside compensation consultant to provide input with respect to our executive compensation decisions in 2012, since our primary peers are all publicly-traded companies who disclose the primary details of their executive compensation programs in their SEC filings.  CCSL provided no consulting or other services to the Company during 2012.

Market and Peer Company Research

All our Named Executive Officers, other than Messrs. Paquette and Aman, permanently reside in Bermuda, which is the location of the Company’s principal executive offices.  To determine competitive compensation levels for executives in Bermuda, we subscribe to the following independent local market surveys and services: PricewaterhouseCoopers Bermuda International Business Compensation Survey, Towers Watson Survey on Executive Compensation, the Bermuda Employers’ Council Employment Conditions and Benefits Survey and Equilar’s Compensation Benchmarking Service.

For executive positions, we also review compensation information obtained from publicly available sources such as securities law filings.  Based on factors deemed relevant by the Compensation Committee, such as market capitalization, annual premiums written and the markets in which we write business, we regard Everest Re Group, Ltd., PartnerRe Ltd., Platinum Underwriters Holdings Ltd. and RenaissanceRe Holdings Ltd. as our primary peers.  These companies have been selected as a basis for comparison since they compete with us in underwriting various lines of business and since we believe the operational and industry challenges faced by their executive officers are similar to those that confront our Named Executive Officers.

We assess our executive compensation policy by closely monitoring our ability to attract and hire for key positions, as well as our employee satisfaction and turnover for such positions.  Either a repeated inability to recruit or higher than anticipated turnover would signal that our policy is out of step with our industry or our peers.  We believe that our compensation policy has been effective in recent years, enabling us to attract and retain key employees and resulting in a zero turnover rate (on a voluntary basis) for executive officers since 2009. (1)

We believe our compensation packages provide a meaningful array of incentives that correspond reasonably with packages for comparable positions in our industry. The Compensation Committee has chosen not to target strict and narrowly-applied market percentiles for any component of compensation in favor of a more flexible and dynamic approach.  This approach provides the ability to address specific business conditions relevant to the Company, including the continued diversification of our underwriting lines and expansion of our operational platforms.  The approach also allows us to encourage and reward entrepreneurial efforts by executives that promote the Company’s growth.

Historically, we have collected peer group information and the results of independent market surveys on an annual basis to obtain an understanding of the compensation practices among other reinsurers.  However, we do not use this information to target compensation relative to our peers formulaically.  Rather, the information provides us with a general overview of our market competitiveness.

Risk Assessment of Compensation Program

Our ERM activities include the assessment and management of risks associated with our compensation program, at all times subject to the oversight of our Compensation Committee.  We have reviewed and considered all of the Company’s compensation policies and practices and have concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company.

In conducting our risk assessment in 2012, we engaged in our annual enterprise-wide review of our compensation program.  We identified and categorized the risks associated with the program, documented them and assigned ownership of the risks and their associated controls to our Board, its standing committees and management as appropriate.  Through this process we have incorporated these risks and controls into our ERM framework via the Company’s Risk Register, a risk management tool that enables us to identify the risks we face as an enterprise, analyze their importance in terms of potential impact and probability and document the controls in place for managing those risks.  The Risk Register creates a consistent view of risk across the enterprise (including risks with respect to compensation), allowing management to focus resources on key risks and the development of controls to manage those risks.

Among the controls that allow us to effectively manage risks related to our underwriting and investment activities - and in turn our compensation program - are (i) the Company’s Corporate Risk Policy, (ii) our ERM Committee, a broad range of managers charged with implementing our ERM program and (iii) our Investment and Underwriting guidelines, which are overseen by our Board’s Finance and Underwriting Committees, respectively.  Furthermore, our Audit Committee reviews and discusses our risk assessment and risk management processes at least annually with both management and our internal auditors.  As discussed above under “Compensation Policy - Market and Peer Company Research”, we also compare our compensation practices with those of peer companies through reviews of market surveys and publicly-available information and we maintain and implement compensation-related controls such as our Clawback Policy and Share Ownership Guidelines.

When assessing the effectiveness of our controls, we focus on elements of our compensation program that could create undue or unintentional risks or encourage excessive or unnecessary risk-taking by our employees. Our assessment includes an analysis of a broad range of considerations, including but not limited to the following: the identification of risks and related controls; the sufficiency of risk controls; the balance of potential risks to potential rewards within specific elements of the program; and the effectiveness of our ICP in discouraging risk-taking by our employees beyond our ability to effectively manage and mitigate such risks.

While our risk assessment is comprehensive in nature, we pay particular attention to elements of the program that provide for variable payouts and the controls on participants with the ability to affect such payouts, either directly or indirectly.  We focus our attention on these elements since some groups within the Company may have portions of their overall compensation tailored to their specific business or operational platforms and goals.

(1) Mr. Busher will retire on December 31, 2013, upon the expiration of his current service agreement.  See “Transition Letter” for a description of the terms of Mr. Busher’s retirement.

Based on the foregoing, we believe that our compensation program, including all associated policies, practices and controls, does not create inappropriate or unintended material risk to the Company.  We also believe our ICP provides incentives that discourage undue risk-taking by our employees, all of whom work in an industry and in support of a business, the foundation of which is built upon the assumption and management of risk.

2012 Changes to Our ICP

The Compensation Committee determined that for 2012 both our annual cash bonus opportunities and our Variable RSU awards under the ICP would incorporate an “increase in FCBVPCS” performance measure, rather than our former ROE-based performance measure.  We believe this refinement of the performance measure: (i) more directly aligns our interests and motivations with those of our Shareholders, since it encompasses both our actual underwriting results and our actual investment results, (ii) provides our employees with the ability to more easily understand and identify with their incentive hurdle, since we present our calculations of FCBVPCS and the increase or decrease in our FCBVPCS in our quarterly earnings releases and filings with the SEC and (iii) allows our Shareholders to precisely monitor the performance results of the key performance metric used to determine the incentive compensation of our Named Executive Officers.

We calculate FCBVPCS by dividing our common Shareholders’ equity by the sum of our outstanding Common Shares and unvested RSUs outstanding and our calculation of the increase (or decrease) in FCBVPCS represents the increase (or decrease) during any particular period, after taking into account any dividends on Common Shares declared during such period.

Threshold and target performance for 2012 was established as an increase in FCBVPCS of 2.88% and 9.88%, respectively.  An increase in FCBVPCS of 16.88% or more would result in the maximum payout and no payout would result from an increase in FCBVPCS of 2.88% or less.  The selected performance levels for 2012 represent returns of 100, 800 and 1,500 basis points over the ten-year U.S. Treasury rate at the beginning of the 2012 calendar year for threshold, target and maximum awards, respectively. These performance levels compare to those used on an ROE basis in 2011 of 3.01%, 9.01% and 19.01% (representing 100, 700 and 1,700 basis points over the five-year U.S. Treasury rate at the beginning of the 2011 calendar year) for threshold, target and maximum awards, respectively. We believe these selected performance metrics served as adequate risk-adjusted return targets for our Shareholders given our current risk profile as a property-oriented reinsurer.

Components of Compensation

The compensation of our Named Executive Officers is governed by their service agreements, our ICP, our Severance Plan (as applicable) and any other compensation arrangements we offer staff generally. Service agreements are a common feature among our peer companies, particularly for executives who relocate from their home countries.  For more information, see “Service Agreements”.

A.  Base Salary and Benefits

Salaries and benefits for our employees are set by reference to the nature and demands of the position, the knowledge, skills and experience of the individual and the markets in the locations in which we operate.

Base Salaries. In accordance with our compensation philosophy and objectives, we offer our Named Executive Officers competitive base salaries that are proportionate to their day-to-day responsibilities.  These salaries constitute approximately one-quarter of the Named Executive Officers’ overall target compensation, with the exception of Mr. Aman, whose salary constituted approximately one-third of his overall target compensation, in each case, excluding perquisites.  Amendments to the service agreements between the Company and each of Messrs. Harris and Busher resulted in increases in their annual base salaries, effective April 2011 (from $675,000 to $900,000 for Mr. Harris and from $650,000 to $775,000 for Mr. Busher).  These salary increases were substantially offset by the elimination of the Bermuda housing allowances to which Messrs. Harris and Busher had been entitled.  We believe these salary increases better aligned the executives’ compensation levels with prevailing market rates and reflected such executives’ continued importance to the Company.  Effective April 1, 2012, Mr. Paquette’s base salary increased by 5.6% from $355,000 to $375,000 and Mr. Aman’s base salary increased by 9.1% from $330,000 to $360,000, each reflecting a combination of merit, promotion and market adjustments.  We did not provide cost of living adjustments for any of our executive officers in 2012.

Benefits.  The principal employee benefits we offer our executives are retirement, health and welfare benefits.  Certain of our Bermuda-based executives also receive personal travel and housing allowances.  We do not pay tax gross-ups to any of our Named Executive Officers relating to any benefit programs or perquisites.  As a result of our annual review of benefit programs, we believe our benefits and perquisites are consistent with the practices of Bermuda-based peer companies.  See “Personal Travel and Housing Allowances”.

Retirement Benefits. The Company provides its employees with retirement benefits through Company-funded or Company-matched defined contribution retirement programs. For U.S. citizens and residents, the programs consist primarily of two qualified 401(k) plans: one for participants residing in the U.S. and one for U.S. citizens residing in Bermuda.  Substantially equivalent programs for employees who are not U.S. citizens or residents have been established in accordance with Bermuda law and the laws of the other jurisdictions where we maintain offices. Our Named Executive Officers participate in these retirement plans on the same terms and conditions as our other full-time employees.

Messrs. Harris, Paquette and Schaper received supplemental defined contribution pension benefits in order to bring their total 2012 pension benefits up to 10% of their base salaries.  Messrs. Harris and Schaper, who are U.S. citizens and reside in Bermuda, received their 2012 supplemental pension benefits in cash in order to prevent the benefits from constituting deferred compensation within the meaning of Section 457A of the Code.  Mr. Paquette, who is a U.S. citizen and resides in the U.S., received his 2012 supplemental pension benefit in the form of a Company-provided contribution to a non-qualified deferred compensation plan for employees based in the United States.  Mr. Busher, who is a U.K. citizen and resides in Bermuda, also receives a defined contribution pension benefit from the Company equal to 10% of his base salary, but his benefit is not subject to any limitations imposed by the U.S. Internal Revenue Code.  See “All Other Compensation- 2012” and “Non-Qualified Deferred Compensation - 2012”.

Health and Welfare Plans. The Company provides all qualifying employees with comprehensive health and welfare benefits, including medical, dental, life and disability insurance.  Our U.S.-based employees, including Messrs. Paquette and Aman, bear a portion of the cost of these benefits.

Personal Travel and Housing Allowances.  We provide personal travel allowances to our Bermuda-based executive officers for a certain number of return trips to their home countries.  Many of our Bermuda-based executives also receive housing allowances to help defray the high cost of housing in the local market, however among our Named Executive Officers only Mr. Schaper receives such an allowance.  Housing allowances for Messrs. Harris and Busher were discontinued in April 2011 as part of the amendments of their service agreements, while Messrs. Paquette and Aman receive neither personal travel nor housing allowances. The Company does not maintain or use corporate jet aircraft for business or personal travel by our executives.  See “Perquisites and Other Personal Benefits - 2012”.

B.  Annual Cash Bonuses

Pursuant to our ICP, we provide annual cash bonus opportunities to our Named Executive Officers that are entirely or substantially tied to calendar year performance. We believe such bonuses are common and appropriate for short-tail, property-oriented reinsurers and we view them as an important tool for influencing executive behavior in circumstances where long-term incentives have not had sufficient time to mature.

General Framework.  Annually, the Compensation Committee establishes threshold, target and maximum bonus opportunities for the Company’s cash bonus plan, each expressed as a percentage of base salary, as well as appropriate performance criteria.  This process enables the Compensation Committee to adjust the plan in light of developments affecting the industry as a whole and the Company in particular.  Expression of incentive compensation measures as percentages of salary reflects a standard industry approach and one we believe enables our employees and our Shareholders to better understand how bonuses are calculated.

Within our annual cash bonus plan, we utilize varying individual performance weightings depending on a particular employee’s position with the Company. Those with greater levels of overall responsibility have weightings that are exclusively weighted toward Company performance (as in the case of each of the Named Executive Officers).  By contrast, those with comparatively less overall responsibility have weightings substantially weighted toward individual performance. This relative weighting of performance metrics permits those employees with limited opportunities to influence our overall results to remain eligible for an annual cash bonus even in years where the Company’s performance falls below threshold bonus levels.

2012 Performance Measurement.  Our 2012 annual bonus plan incorporated an “increase in FCBVPCS” performance measure. This measure was recommended by the Compensation Committee and approved by the Board at the beginning of the 2012 performance cycle. See “2012 Changes to our ICP”, above.

The threshold, target and maximum 2012 bonus amounts for each of the Named Executive Officers were 0%, 100% and 200% of base salary, respectively.  Threshold and target FCBVPCS performance were set at 2.88% and 9.88%, respectively, for all bonus plan participants.  An increase in FCBVPCS of 16.88% or more would result in the maximum bonus.  No bonus would result from an increase in FCBVPCS of 2.88% or less.

2012 Results.  For 2012, our actual increase in FCBVPCS was 17%.  As a result, the payouts received by each of the Named Executive Officers were equal to two times their ending base salaries (200% of their target bonus).  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Item 7 of our 2012 Form 10-K for a description and calculation of our FCBVPCS as of December 31, 2012, and our increase in FCBVPCS for the year ended December 31, 2012.

Although the Compensation Committee retains absolute discretion in determining the final value of annual cash bonuses for our Named Executive Officers based on extenuating circumstances or otherwise, the Compensation Committee did not exercise its right to adjust bonus payments to any of our Named Executive Officers in 2012. In addition, the Company did not provide any guaranteed bonuses to the Named Executive Officers for 2012.

C.  Long-Term Incentive Awards

General Framework.  The 2007 LTIP was our principal share-based long-term incentive plan until its expiration on May 23, 2011.  The 2007 LTIP was replaced by the 2012 LTIP, which was approved by Shareholders at our 2012 Annual Meeting on May 18, 2012.  Incentive awards that may be granted under the 2012 LTIP consist of RSUs, restricted Common Shares, incentive share options (on a limited basis), non-qualified share options, share appreciation rights, deferred share units, performance compensation awards, performance units, cash incentive awards and other equity-based and equity-related awards.  As of December 31, 2012, the only incentive awards outstanding under the 2007 LTIP and the 2012 LTIP were RSUs.

RSUs vest in equal tranches over a one- to five-year period, depending on the individual award, subject to the recipient maintaining an active employment relationship with the Company in good standing through the applicable vesting date.  Holders of RSUs are not entitled to voting rights but are entitled to receive dividend equivalents in amounts equal to any dividends paid with respect to the Common Shares that underlie such RSUs. Upon satisfaction of all vesting conditions, RSUs are generally payable in Common Shares on a gross or net share basis.

During 2012, we continued to use contingent annual Variable RSU awards as the principal component of our long-term incentive compensation and the sole form of long-term incentive compensation granted to our Named Executive Officers.  Pursuant to our Variable RSU awards, the actual number of RSUs to be awarded is dependent upon a pre-defined performance metric set by the Board during the initial year of the four-year award cycle and ranges from zero to 200% of the target number.  During the initial year, the number of Variable RSUs expected to be awarded for a cycle may therefore fluctuate.  Accordingly, for our annual Variable RSU awards, dividend equivalents payments are made only after the completion of the initial year, when the number of Variable RSUs actually granted has been fixed.

For Named Executive Officers, the target number of RSUs for the 2012-2015 annual Variable RSU award cycle was calculated as two (2) times base salary for Messrs. Harris, Paquette, Busher and Schaper and one and a half (1.5) times base salary for Mr. Aman, in each case divided by a preset price per Common Share ($24.00 with respect to 2012, as opposed to our share price of $17.75 at the beginning of the year), which was used to limit the number of Variable RSUs issuable Company-wide at target to approximately 595,000 per year, thereby managing our remaining share inventory under our share-based incentive plans. The Variable RSUs vest and pay out in four equal, annual installments once the applicable awards are fixed and determinable.

2012 Performance Measurement and Results. The target performance metric for the 2012-2015 Variable RSU cycle was based solely on an increase in FCBVPCS of 9.88%, with a threshold of 2.88% and a maximum of 16.88%.  For 2012, our actual increase in FCBVPCS was 17.0%.  As a result, each of our Named Executive Officers received Variable RSUs for the cycle equivalent to 200% of target.

Fixed RSU Awards.  We also continued our policy of providing for one-off discretionary awards of Fixed RSUs as an inducement to new hires, as a retention measure or to reward exceptional performance.  None of our Named Executive Officers received awards of Fixed RSUs in 2012.

2012 RSU Payouts and Vesting.  During 2012, each of our Named Executive Officers, other than Mr. Schaper, who joined the Company in November 2011, earned and received Variable RSU payouts for the final and third installments of the 2009-2012 and 2010-2013 award cycles, respectively.  Each of our Named Executive Officers also earned and received partial installments of any Fixed RSU awards granted to them in prior years.  For additional information regarding outstanding grants and grants that vested during 2012, see “Outstanding Equity Awards at Fiscal Year-End”, “Option Exercises and Shares Vested” and “Awards Made Under Equity Compensation Plans”.

Future Awards.  While the Compensation Committee regularly reviews the form and design of our long-term incentive awards, we anticipate that any future capacity under the 2012 LTIP will be heavily allocated towards grants of Variable RSUs made annually. In most instances, such awards will be based on the achievement of pre-established performance objectives and will contain time-based vesting and payout requirements designed to promote retention. We believe this approach promotes long-term share ownership by employees in the form of a tangible, equity-linked award, which aligns the interests of our employees and our Shareholders.  The approach also mitigates the adverse effects of volatility and cyclicality upon the results of the reinsurance sector and our Company.

Clawback Policy and Share Ownership Requirements

We have adopted a formal recoupment, or “clawback”, policy (the “Clawback Policy”) that provides for the recovery of excess incentive compensation payouts in the event that the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under securities laws.  Any clawback would apply to excess incentive compensation payouts made during the three-year period immediately preceding the date on which the Company is required to prepare the accounting restatement to current or former executive officers who are covered by the Clawback Policy.  Recovery of such excess incentive compensation will be reduced by any taxes paid or payable on such compensation by the executive officer.  All of our officers subject to the requirements of Section 16 of the 1934 Act, including all our Named Executive Officers, are covered by the Clawback Policy. The requirements of our Clawback Policy are more stringent than those required by the Sarbanes-Oxley Act of 2002.  Implementation rules for the mandatory clawback requirements of Dodd-Frank have yet to be finalized as of the date of this Proxy Statement.  However, to the extent necessary, we will amend our Clawback Policy to conform with the final Dodd-Frank rules once issued.  To date, the Company has never been required to restate its financial results.

Our Named Executive Officers and selected senior executives are subject to formal share ownership requirements.  Each covered senior executive under our Share Ownership Guidelines is required to amass Common Shares and/or Preferred Shares (including unvested RSUs underlying Common Shares) within five years of being appointed as a senior executive, and the required minimum shareholdings must be maintained and held during the senior executive’s continuous service with the Company, except that in certain rare circumstances the chairperson of the Compensation Committee, in his or her discretion, may temporarily waive or modify the recommended ownership levels in response to undue hardship on a senior executive or other considerations.

Minimum shareholdings for our Named Executive Officers and certain selected senior executives are equivalent to an aggregate market value in Common and/or Preferred Shares of: (i) five times base salary in the case of our CEO, Mr. Harris, (ii) three and a half times base salary in the case of Messrs. Busher, Paquette and Schaper, and (iii) two times base salary in the case of certain other senior executives, including Mr. Aman, in each case, subject to adjustment by our Board.  As of December 31, 2012, each of our Named Executive Officers owned Common Shares and unvested RSUs underlying Common Shares with an aggregate market value of at least five times his annual base salary.

The Company’s Insider Trading Policy prohibits our directors, officers and employees from buying or selling options on Common Shares, from hedging the value of Common Shares or Preferred Shares and from pledging Common Shares or Preferred Shares as collateral.

Change in Control and Severance

Our Named Executive Officers may be entitled to payments following a termination of their employment and/or upon a change in control in the Company.  These payments are governed by their individual service agreements, the Severance Plan, the 2007 LTIP, the 2012 LTIP and associated RSU award agreements.  Such payments are due in conjunction with a termination of employment in the following situations:  (i) voluntary termination of employment by the executive with or without “constructive termination” (as such term is defined in the 2012 LTIP); (ii) termination of employment by the Company without “cause” (as such term is defined in the 2012 LTIP); (iii) termination of employment by the Company following disability; (iv) non-renewal of the executive’s current service agreement; (v) refusal/revocation of the executive’s Bermuda work permit; and (vi) a change in control of the Company followed by a termination of employment.  In the event of a termination of employment for “cause”, none of the Named Executive Officers are entitled to any termination-related payments.

The service agreement between the Company and Mr. Harris provides that if Mr. Harris terminates his employment without “Good Reason”, he will be entitled to receive continuation of base salary, medical benefits and vesting of share-based incentive awards for twelve months following termination of employment. The Company has provided for these severance benefits in order to promote compliance with the non-competition provisions in Mr. Harris’ service agreement and the Company may cease continuation of base salary and RSU vesting at any time in exchange for releasing Mr. Harris from his non-competition obligation.  The severance terms and non-competition obligation contained in Mr. Busher’s service agreement are substantially similar to Mr. Harris’ service agreement, however, as discussed below under “Transition Letter”, the Company entered into a transition letter with Mr. Busher on February 21, 2013 that will govern Mr. Busher’s planned retirement from the Company on December 31, 2013.

The key feature of the Severance Plan is that a simple change in control of the Company does not automatically trigger a vesting of benefits - a second trigger must also occur.  Upon a change in control of the Company, our Named Executive Officers who participate in the Severance Plan may be entitled to receive additional payments if, within twenty-four (24) months following the change in control, their employment is terminated by the Company without cause or by the executive as the result of a constructive termination. These “double-trigger” severance payments would be made in lieu of any salary continuation or severance payments under the terms of their service agreements.  In addition, all RSUs granted under our share-based incentive plans would vest under comparable circumstances. The purpose of these arrangements is to mitigate the disincentives that may exist (economic and otherwise) in a transaction that would be negotiated by senior executives for the benefit of Shareholders and that may result in the elimination of the senior executives’ positions.  None of our Named Executive Officers or other employees are entitled to a gross-up for any taxes or penalties associated with Section 280G of the Code.  In fact, Messrs. Harris and Paquette’s service agreements provide for reductions in certain amounts payable to them to the extent that such payments would, if so made, trigger incremental taxes or penalties associated with Section 280G.

For additional information regarding the circumstances under which severance or change in control benefits are payable and the amounts thereof, see “Potential Payments upon Termination of Employment or Change in Control” and “Service Agreements”.

Transition Letter

On February 25, 2013, the Company announced the planned retirement of Mr. Busher on December 31, 2013.  Mr. Busher was a member of the original management team which founded the Company in late 2001, and has been COO of the Company since its inception.  In order to promote a smooth transition of the vital roles Mr. Busher has filled and the transfer of his critical knowledge and experience, the Company entered into a transition letter with him on February 21, 2013.  Pursuant to the transition letter, Mr. Busher will: (i) retire from the Board effective as of the 2013 Annual Meeting at the end of his current term as a Class B director of the Board, (ii) transition his current duties and responsibilities as COO, EVP and Head of European Operations during 2013, (iii) retire as COO, EVP and Head of European Operations, effective December 31, 2013, which is the date that Mr. Busher’s service agreement will expire, and (iv) continue to serve as a director and the non-executive Chairman of the Board of Directors of MUAL.  If Mr. Busher’s employment terminates for any reason prior to December 31, 2013, the transition letter will be null and void and the terms of his service agreement will apply.

Pursuant to the transition letter, Mr. Busher waived all rights to severance and other termination payments set forth in his service agreement, including any entitlement to payments upon expiration or non-renewal of his service agreement.  Mr. Busher’s service agreement provides that if it expires under certain circumstances, Mr. Busher will be entitled to accelerated vesting of all outstanding RSUs and a cash payment equal to the sum of his annual base salary and his highest annual bonus for the three years prior to the expiration of his agreement.  In consideration for Mr. Busher’s waiver of these and other rights under his service agreement, as well as his release of any claims against the Company and his continued compliance with the restrictive covenants contained in his service agreement, the Company agreed to the following treatment of his RSUs: (i) the RSUs that were originally granted to Mr. Busher pursuant to the 2010-2013 and 2012-2015 Variable RSU cycles and were scheduled to vest on December 15, 2013 became vested on March 15, 2013; (ii) the RSUs that were originally granted to Mr. Busher as part of the 2012-2015 Variable RSU cycle and were scheduled to vest on December 15, 2014 or later will vest on December 15, 2013; and (iii) the RSUs that were granted to Mr. Busher as part of the 2013-2016 Variable RSU cycle which are scheduled to vest on December 15, 2014 or later will vest on March 15, 2014.  Any vesting of the 2013-2016 Variable RSUs is subject to achievement of performance goals for 2013, which were established at the time of grant.

Compliance with Section 162(m) of the Code

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid to any of a company’s named executive officers (under current rules, other than the CFO).  As a Bermuda limited liability company, historically we had been exempt from U.S. income taxes and were not eligible to take a U.S. income tax deduction for the compensation paid to any of our Named Executive Officers.  As a result of the establishment of our U.S. operations beginning in 2007, we are now subject to taxes on our U.S. income and are therefore potentially subject to Section 162(m)’s limitation on deductions.  We believe that the value of any lost deductions is currently insignificant; however the 2012 LTIP, which was approved by Shareholders at the 2012 Annual Meeting, provides for the ability to grant future awards that may qualify as performance-based compensation under Section 162(m).

Role of Executive Officers in Executive and CEO Compensation

The components and levels of compensation for each of our Named Executive Officers are set by the Compensation Committee in consultation with our CEO (except with respect to his own compensation) and are approved by our Board.  The Compensation Committee also reviews all of the Company’s compensation policies and elements of remuneration for our Named Executive Officers at least annually.

As CEO, Mr. Harris makes recommendations to the Compensation Committee on all aspects of compensation for our Named Executive Officers, including general plan structures, performance measures and any amendments thereto.

Recommended compensation for Mr. Harris is not discussed or reviewed with him prior to Compensation Committee review and he is not present during any Compensation Committee or Board discussions regarding his own remuneration.

The Company’s General Counsel and Secretary, Jonathan Kim, acts as Secretary for the Compensation Committee and supports the Company’s Global Head of Human Resources, Kevin Long, in the preparation of meeting and research materials. Mr. Long develops recommendations to the Compensation Committee and the Chairman of the Board regarding the CEO’s compensation.  He is also responsible for providing the Board with sufficient information, including reports on the market practices of peer companies, to enable them to review and recommend structures, levels and targets for the CEO’s compensation.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as an officer or employee of the Company during 2012 and the Board notes no relationship that would impair the independence of any director who served as a member of the Compensation Committee during 2012.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis disclosure required by Item 402(b) of Regulation S-K of the 1934 Act with management. Based on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

March 21, 2013

Morgan W. Davis (Chair)

John G. Bruton

Michael R. Eisenson

Anthony Taylor

Executive Officer Compensation

Summary Compensation Table

The following table sets forth information relating to compensation awarded to, earned by or paid for services rendered in all capacities during 2012, 2011 and 2010 by our Named Executive Officers.

Name and		Salary	Bonus (2)	Share Awards (3)	Option Awards	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (5)	Total
Principal Position (1)	Year	($)	($)	($)	($)	($)	($)	($)	($)

Christopher L. Harris	2012	900,000	—	1,331,250	—	1,800,000	—	248,243	4,279,493
President and CEO	2011	843,750	—	1,435,680	—	—	—	267,124	2,546,554
(Principal Executive Officer)	2010	675,000	—	1,062,818	—	830,250	—	342,214	2,910,282

Michael S. Paquette	2012	370,000	—	554,688	—	750,000	—	82,599	1,757,287
CFO and EVP	2011	348,750	—	733,896	—	—	—	66,559	1,149,205
(Principal Financial Officer)	2010	322,500	—	519,600	—	405,900	—	71,400	1,319,400

Thomas G.S. Busher	2012	775,000	—	1,146,348	—	1,550,000	—	201,977	3,673,325
Deputy Chairman, COO	2011	743,750	—	1,236,280	—	—	—	186,438	2,166,468
and EVP	2010	650,000	—	1,023,455	—	799,500	—	339,352	2,812,307

Christopher T. Schaper	2012	550,000	—	813,536	—	1,100,000	—	264,833	2,728,369
President, Montpelier Re	2011	54,295	200,000	496,500	—	—	—	23,229	774,024
	2010	—	—	—	—	—	—	—	—

Timothy P. Aman	2012	352,500	—	399,375	—	720,000	—	45,001	1,516,876
Chief Risk Officer	2011	328,750	—	394,812	—	—	—	30,273	753,835
and SVP	2010	325,000	—	383,795	—	294,206	—	34,722	1,037,723

(1)             All amounts presented in the table above and in the supporting tables that follow are expressed in U.S. dollars.  Certain amounts presented were paid in Bermuda dollars. The Bermuda dollar is fixed to the U.S. dollar at a one-to-one ratio.

(2)             Mr. Schaper began his employment with the Company in November 2011.  As an inducement in connection with his hiring, he was provided a one-time sign-on bonus of $200,000.  In general, the Company does not otherwise provide guaranteed minimum or discretionary bonuses to its Named Executive Officers.

(3)             For Variable RSUs, represents the grant date fair value assuming target-level performance (the most probable outcome as of the date of grant)  in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“ASC Topic 718”) without regard to estimated forfeitures. At the maximum payout, the value of the Variable RSUs granted to Mr. Harris would be: 2012 - $2,662,500; 2011 - $2,871,360; 2010 - $2,125,636; for Mr. Paquette: 2012 - $1,109,375; 2011 - $1,132,592; 2010 - $1,039,200; for Mr. Busher: 2012 - $2,292,714; 2011 - $2,472,560; 2010 - $2,046,909; for Mr. Schaper: 2012 - $1,627,072; 2011 - $0; 2010 - $0; and Mr. Aman 2012 - $798,750, 2011 - $789,624; 2010 - $767,591.  For Fixed RSUs, represents the grant date fair value in accordance with FASB ASC Topic 718 without regard to estimated forfeitures. See Note 9 to the 2012 Form 10-K for a description of the assumptions used to determine the initial grant date fair value of RSUs. None of our Named Executive Officers received awards of Fixed RSUs in 2012.

(4)             Compensation shown as “Non-Equity Incentive Plan Compensation” within the above table represents the amount to which the Named Executive Officer was entitled under the Company’s annual bonus plan. See “Compensation Discussion and Analysis - Components of Compensation - Annual Cash Bonuses”.

(5)             The individual components of “All Other Compensation” for 2012 are presented in the tables that follow.

All Other Compensation - 2012

Name	Perquisites and Other Personal Benefits (1) ($)	Housing Allowance ($)	Tax- Qualified Defined Contribution Pension ($)	Supplemental Defined Contribution Pension (2) ($)	Dividends on RSUs (3) ($)	Life Insurance (4) ($)	Total ($)

Christopher L. Harris	52,876	—	50,000	40,000	99,297	6,070	248,243

Michael S. Paquette	1,500	—	17,000	20,000	42,377	1,722	82,599

Thomas G.S. Busher	24,769	—	77,500	—	82,107	17,601	201,977

Christopher T. Schaper	9,600	144,000	50,000	5,000	51,166	5,067	264,833

Timothy P. Aman	—	—	17,000	—	26,279	1,722	45,001

(1)         See table below for the individual components of Perquisites and Other Personal Benefits.

(2)         Represents supplemental defined contribution pension benefits provided to Messrs. Harris, Paquette and Schaper in order to bring their total 2012 pension benefits up to 10% of their base salaries. Messrs. Harris and Schaper, who are U.S. citizens and reside in Bermuda, received their 2012 supplemental pension benefits in cash and Mr. Paquette, who is a U.S. citizen and resides in the U.S., received his 2012 supplemental benefit in the form of a Company-provided contribution to a non-qualified deferred compensation plan. See “Non-Qualified Deferred Compensation”.

(3)         Represents dividend equivalents earned on outstanding RSU awards.

(4)         Represents the cost of employer-provided life insurance.

Perquisites and Other Personal Benefits - 2012

Name	Personal Travel (1) ($)	Health Club Membership ($)	Tax and Financial Planning ($)	Car Service/ Parking (2) ($)	Total ($)

Christopher L. Harris	37,201	1,380	3,039	11,256	52,876

Michael S. Paquette	—	—	—	1,500	1,500

Thomas G.S. Busher	24,769	—	—	—	24,769

Christopher T. Schaper	9,600	—	—	—	9,600

Timothy P. Aman	—	—	—	—	—

(1)         Represents the incremental cost to the Company of reimbursing personal travel for our Bermuda-based Named Executive Officers.

(2)         Reflects the cost of a Bermuda taxi service to and from work for Mr. Harris and parking in the U.S. for Mr. Paquette.  A taxi service is provided to Mr. Harris because his service agreement precludes him from traveling in Bermuda by any means other than by automobile and, as a Bermuda resident, he and his family are limited to owning and operating one automobile per household in accordance with local law.

Grants of Plan-Based Awards - 2012

									All Other
									Share	Grant Date
			Estimated Possible Payouts			Estimated Possible Payouts			Awards:	Fair Value of
			Under Non-Equity Incentive Plan			Under Equity Incentive Plan			Number of	Share
			Awards			Awards			Shares or	Awards
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	(3) ($)

Christopher L. Harris
Non-Equity Awards (1)	—	—	0	900,000	1,800,000	—	—	—	—	—
Variable RSUs (2)	1/1/12	2/28/12	—	—	—	0	75,000	150,000	—	1,331,250

Michael S. Paquette
Non-Equity Awards (1)	—	—	0	375,000	750,000	—	—	—	—	—
Variable RSUs (2)	1/1/12	2/28/12	—	—	—	0	31,250	62,500	—	554,688

Thomas G.S. Busher
Non-Equity Awards (1)	—	—	0	775,000	1,550,000	—	—	—	—	—
Variable RSUs (2)	1/1/12	2/28/12	—	—	—	0	64,583	129,167	—	1,146,348

Christopher T. Schaper
Non-Equity Awards (1)	—	—	0	550,000	1,100,000	—	—	—	—	—
Variable RSUs (2)	1/1/12	2/28/12	—	—	—	0	45,833	91,666	—	813,536

Timothy P. Aman
Non-Equity Awards (1)	—	—	0	360,000	720,000	—	—	—	—	—
Variable RSUs (2)	1/1/12	2/28/12	—	—	—	0	22,500	45,000	—	399,375

(1)          Represents the Named Executive Officer’s annual bonus potential for 2012 pursuant to the Company’s 2012 Annual Bonus Plan.  Based on our actual increase in FCBVPCS for 2012 of 17.0%, the Compensation Committee and the Board awarded cash bonuses to Messrs. Harris, Paquette, Busher, Schaper and Aman, in an amount equal to 200% of their target bonus (the maximum payout).  See “Compensation Discussion and Analysis - Components of Compensation - Annual Cash Bonuses”.

(2)          Represents Variable RSUs awarded pursuant to the 2012 LTIP for the 2012-2015 award cycle.  Variable RSUs are contingent awards in which the actual number of RSUs awarded is not known on the grant date and is dependent on Company performance during the initial year of the four year award cycle (the “Initial RSU Period”). The actual number of Variable RSUs awarded is not known until: (i) the completion of the Initial RSU Period; and (ii) the formal approval by the Compensation Committee and the Board of the number of RSUs awarded based on actual performance achieved.  The number of Variable RSUs shown above at target is based on an increase in FCBVPCS of 9.88%.  The number of Variable RSUs shown at maximum is based on an achieved increase in FCBVPCS of 16.88% or greater. At an achieved increase in FCBVPCS of 2.88% or less, no Variable RSUs would be awarded.  Variable RSUs vest in equal annual installments over a four-year period subject to continuous employment.

(3)          Represents the grant date fair value at target (the most probable outcome as of the date of grant) in accordance with FASB ASC Topic 718 without regard to estimated forfeitures. At the maximum payout, the value of the Variable RSUs granted to Messrs. Harris, Paquette, Busher, Schaper and Aman would be $2,662,500, $1,109,375, $2,292,174, $1,627,072 and $798,750, respectively. See Note 9 to the 2012 Form 10-K for a description of the assumptions used to determine the initial grant date fair value of RSUs.  Based on our actual increase in FCBVPCS for 2012 of 17.0%, the Compensation Committee and the Board awarded Variable RSUs for the 2012-2015 award cycle to Messrs. Harris, Paquette, Busher, Schaper and Aman, in an amount equal to 200% of their target Variable RSUs (the maximum payout).  See “Compensation Discussion and Analysis - Components of Compensation - Long-Term Incentive Awards”.

Narrative to the Summary Compensation Table and Grants Of Plan-Based Awards

Service Agreements

Each of our Named Executive Officers is subject to a service agreement with the Company.  Each service agreement entitles the relevant Named Executive Officer to a base salary, the right to participate in the Company’s annual bonus and long-term incentive plans and certain benefits and other perquisites.  For further information regarding the components of the Named Executive Officers’ compensation, see “Compensation Discussion and Analysis-Components of Compensation”.

Messrs. Harris and Paquette’s service agreements provide that, in the event it is determined that any payment under those agreements would be considered an “excess parachute payment” under Section 280G, the payments will be reduced (with cash payments being reduced before share-based payments) in such a manner that no portion of the payments will be considered “excess parachute payments” under Section 280G. However, if such a reduction would result in Messrs. Harris or Paquette receiving less after-tax compensation than they would have ordinarily received, then such payments will not be reduced. In either case, Messrs. Harris and Paquette are fully responsible for their own personal income taxes and the Company has no obligation or intent to reimburse or otherwise provide a tax gross-up to them in connection with any such payments.

Messrs. Harris and Busher’s service agreements are for three-year terms ending December 31, 2013.  Mr. Paquette’s service agreement is continual and is terminable upon twelve-months’ written notice by the Company and upon six-months’ written notice by the executive. Mr. Schaper’s service agreement is continual and is terminable upon twelve months’ written notice by either the Company or the executive. Mr. Aman’s service agreement is continual and is terminable upon six-months’ written notice by the Company and upon three-months’ written notice by the executive.

The Named Executive Officers are entitled under their service agreements to certain benefits upon various circumstances resulting in termination of their employment. For information regarding the principal terms and conditions of these provisions see “Executive Officer Compensation-Potential Payments Upon Termination of Employment or Change in Control”.

The service agreements also contain restrictive covenants that prevent the Named Executive Officers from engaging in certain competitive activities and soliciting our customers and employees.  These covenants are effective during each Named Executive Officer’s employment and, with respect to each Named Executive Officer other than Mr. Aman, for twelve months thereafter. With respect to Mr. Aman, the non-competition covenant remains effective for the three-month period following the termination of his employment, and the non-solicitation covenant remains effective for the six-month period following the termination of his employment.  Pursuant to their service agreements, each Named Executive Officer is also subject to a confidentiality covenant of an indefinite duration.

On February 21, 2013, Mr. Busher advised us of his decision to retire as COO, EVP and Head of European Operations of the Company on December 31, 2013, the date his current service agreement expires. The Transition Letter the Company entered into with Mr. Busher will govern Mr. Busher’s planned retirement from the Company on December 31, 2013.  See “Transition Letter” within our Compensation Discussion and Analysis appearing on page 28 of this proxy statement.

Annual Cash Bonuses

Each Named Executive Officer participates in the Company’s annual cash bonus plan. The Company does not generally pay guaranteed minimum or discretionary bonuses (although in light of the Company’s business and the potential for unforeseen catastrophic events to disrupt the Company’s performance, the Compensation Committee retains the discretion to implement guaranteed or discretionary bonuses).

Pursuant to their service agreements, Messrs. Harris, Paquette and Busher are specifically entitled to a target bonus opportunity equal to 100% of their respective base salaries.  Messrs. Schaper and Aman are not entitled to a specified target bonus opportunity pursuant to their service agreements.

For further information regarding the terms of the Company’s annual cash bonus plan, see “Compensation Discussion and Analysis-Components of Compensation-Annual Cash Bonuses”.

Long-Term Incentive Plan Awards

The Company has a practice of making annual grants to senior management, including the Named Executive Officers, of Variable RSUs that vest in equal annual installments over a four-year period subject to continuous active employment.  The actual number of RSUs awarded depends upon the Company’s performance during the initial year in which the grants are made.  For further information regarding the terms of the Company’s RSU awards, see “Compensation Discussion and Analysis-Components of Compensation-Long-Term Incentive Awards”.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Share Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (1) (#)	Market Value of Shares or Units That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Christopher L. Harris	—	—	—	—	—	142,618	3,260,247	—	—

Michael S. Paquette	—	—	—	—	—	64,100	1,465,326	—	—

Thomas G.S. Busher	—	—	—	—	—	115,044	2,629,906	—	—

Christopher T. Schaper	—	—	—	—	—	88,749	2,028,802	—	—

Timothy P. Aman	—	—	—	—	—	40,564	927,293	—	—

(1)       Represents unvested RSU awards as of December 31, 2012.  Mr. Harris’ unvested RSUs consist of: 5,000 Fixed RSUs for the 2008-2013 award cycle; 6,250 Fixed RSUs for the 2009-2013 award cycle; 18,868 Variable RSUs for the 2010-2013 award cycle; and 112,500 Variable RSUs for the 2012-2015 award cycle.  Mr. Paquette’s unvested RSUs consist of: 8,000 Fixed RSUs for the 2011-2016 award cycle; 9,225 Variable RSUs for the 2010-2013 award cycle; and 46,875 Variable RSUs for the 2012-2015 award cycle. Mr. Busher’s unvested RSUs consist of: 18,169 Variable RSUs for the 2010-2013 award cycle; and 96,875 Variable RSUs for the 2012-2015 award cycle. Mr. Schaper’s unvested RSUs consist of: 20,000 Fixed RSUs for the 2011-2014 award cycle; and 68,749 Variable RSUs for the 2012-2015 award cycle. Mr. Aman’s unvested RSUs consist of: 6,814 Variable RSUs for the 2010-2013 award cycle; and 33,750 Variable RSUs for the 2012-2015 award cycle.

(2)       Each outstanding RSU vests in equal annual installments over the applicable award cycle on December 15 of each year, except for: (i) 5,000 outstanding Fixed RSUs awarded to Mr. Harris in 2008 that are scheduled to vest on July 1, 2013; (ii) 6,250 outstanding Fixed RSUs awarded to Mr. Harris in 2009 that are scheduled to vest on November 19, 2013; (iii) 8,000 outstanding Fixed RSUs awarded to Mr. Paquette in 2011 that are scheduled to vest in four remaining equal installments on March 15 of each year.  The market value of all RSUs that have not vested was calculated using the $22.86 closing market price of Common Shares on December 31, 2012, as quoted on the NYSE.

Option Exercises and Shares Vested - 2012

	Option Awards		Share Awards (1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Christopher L. Harris	—	—	110,188	2,436,081

Michael S. Paquette	—	—	47,325	1,034,475

Thomas G.S. Busher	—	—	91,824	2,036,945

Christopher T. Schaper	—	—	32,917	742,043

Timothy P. Aman	—	—	23,944	534,107

(1)         Represents RSU awards and the value thereof that vested during 2012.

Non-Qualified Deferred Compensation - 2012

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings (Losses) In Last Fiscal Year (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)

Christopher L. Harris	—	—	3,989	—	34,966

Michael S. Paquette	—	20,000	6,247	—	59,391

Thomas G.S. Busher	—	—	—	—	—

Christopher T. Schaper	—	—	—	—	—

Timothy P. Aman	—	—	—	—	—

(1)         The approximate annual rate of return earned on Mr. Harris’ balance for the year ended December 31, 2012 was 12.1%  and the approximate rate of return earned on Mr. Paquette’s balance for the year ended December 31, 2012 was 18.0%.

The Company’s non-qualified deferred compensation plans allow participants to voluntarily defer, or for the Company to provide, qualifying remuneration payable (consisting of all or a portion of their salary, annual bonus and Company-provided contributions) which can be invested in various investment options available to the general public. Participants may change their investment elections on a daily basis.

A payment date is designated with each deferral election made.  Participants may elect to receive payments in a lump sum or in annual installments.  Payment dates cannot be accelerated and commence upon the earliest of the designated payment date, death and separation from service.

On or about December 15, 2012, 2011 and 2010, the Company provided Mr. Paquette with supplemental defined contribution pension benefits of $20,000, $18,375 and $15,750, respectively, in order to bring his total annual pension benefit up to 10% of his base salary.  These supplemental defined contribution pension benefits have been included in the Summary Compensation table as “All Other Compensation”.

Mr. Harris did not make or receive any non-qualified deferred compensation contributions from 2010 to 2012.

All current and prior year earnings and losses have been excluded from the Summary Compensation Table as none of the investment options offered under the deferred compensation plan provide an above-market rate of interest.

Potential Payments Upon Termination of Employment or Change in Control

The following tables outline the potential payments and benefits that our Named Executive Officers would be entitled to receive under certain situations involving a termination of their employment, including a termination resulting from a change in control of the Company. Our Named Executive Officers are not employed at-will and the terms and conditions of their employment are governed by their individual service agreements.  Each service agreement is negotiated independently and the specific provisions of each may vary, in some cases significantly, from person to person. See “Service Agreements”, above. Termination of employment and satisfaction of all conditions to payment are deemed to occur at December 31, 2012 for purposes of this presentation.  The closing market price of Common Shares on December 31, 2012, as quoted on the NYSE, was $22.86.

As described further above under the heading “Transition Letter” within our Compensation Discussion and Analysis, on February 21, 2013, Mr. Busher entered into the Transition Letter with the Company that governs the terms of his planned retirement as COO, EVP and Head of European Operations of the Company on December 31, 2013, and pursuant to which he has waived certain benefits he would otherwise be entitled to under the terms of his service agreement, which was in effect on December 31, 2012. Pursuant to the terms of the Transition Letter, in the event Mr. Busher’s employment is terminated prior to December 31, 2013, his service agreement will generally be reinstated. This section describes the potential payments he would have been entitled to upon a termination of his employment, including a termination resulting from a change in control of the Company, pursuant to the terms of his service agreement as in effect on December 31, 2012.

The amounts shown in the tables that follow do not include payments and benefits provided on a non-discriminatory basis to salaried employees upon their termination of employment. These payments and benefits include: (i) earned but unpaid salary, unused vacation pay and continuation of standard insurance benefits (consisting of medical, dental and disability coverages) through the effective date of termination; (ii) reimbursement of all documented business-related expenses; and (iii) accumulated balances under any of the Company’s qualified defined contribution retirement plans.  In addition, the amounts shown in the tables do not include any distributions of non-qualified deferred compensation. The amount of such non-qualified deferred compensation is set forth in “Executive Officer Compensation - Nonqualified Deferred Compensation”.

In all cases, our Named Executive Officers may not compete against the Company or solicit its clients or employees for a period of up to one year following termination, for any reason, without the Company’s prior consent.  The Company may require the executive not to attend work and/or not to undertake any or all of their duties during such period.

Amounts Payable Upon Termination of Employment by the Company For Cause

In the event of their termination of employment by the Company for “cause”, none of the Named Executive officers are entitled to any termination payments, other than previously accrued obligations.

“Cause”, as used in this instance, means: (i) the conviction of an offense (other than a road traffic offense or other non-material offense not subject to a custodial sentence); or (ii) willful gross negligence or willful gross misconduct by the executive in connection with the executive’s employment with the Company that causes or is likely to cause material loss or damage to the Company.

Amounts Payable Upon Voluntary Termination of Employment by the Executive

Name	Cash Severance Payment ($)	Continuation of Vesting of Equity Incentive Plan Awards ($)	Continuation of Medical Benefits ($)	Repatriation/ Relocation Expenses ($)	Total Payments In Connection with Termination ($)

Christopher L. Harris	900,000	1,545,747	18,159	—	2,463,906
Michael S. Paquette	187,500	—	—	—	187,500
Thomas G.S. Busher	775,000	1,153,538	6,478	—	1,935,016
Christopher T. Schaper	550,000	—	—	—	550,000
Timothy P. Aman	90,000	—	—	—	90,000

In the event of voluntary termination of employment by the executive, Messrs. Harris and Busher are entitled to a continuation of their base salary, vesting of outstanding equity awards and medical benefits during the twelve-month period following the date of termination. Mr. Paquette is required to provide the Company with no less than six-months’ written notice and is entitled to a continuation of his base salary.  Mr. Schaper is required to provide the Company with no less than twelve-months’ written notice and is entitled to a continuation of his base salary during that period.  Mr. Aman is required to provide the Company with no less than three-months’ written notice and is entitled to a continuation of his base salary. The Company may avoid or discontinue paying Messrs. Harris or Busher their cash severance payments and may halt the vesting of their outstanding RSUs in exchange for releasing them from the restrictive covenants related to non-competition and non-solicitation set forth in their service agreements.

Amounts Payable Upon Termination of Employment by the Company Following Disability

Name	Cash Severance Payment ($)	Continuation of Vesting of Equity Incentive Plan Awards ($)	Continuation of Medical Benefits ($)	Repatriation/ Relocation Expenses ($)	Total Payments In Connection with Termination ($)

Christopher L. Harris	—	—	—	225,000	225,000
Michael S. Paquette	—	—	—	—	—
Thomas G.S. Busher	—	—	12,956	—	12,956
Christopher T. Schaper	550,000	—	—	—	550,000
Timothy P. Aman	—	—	—	—	—

In the event of termination of employment by the Company following disability, Mr. Harris is entitled to a one-time payment of repatriation/relocation benefits equal to three months’ base salary, Mr. Busher is entitled to a continuation of his current medical benefits for the remaining term of his service agreement and Mr. Schaper is entitled to a continuation of his base salary and benefits for twelve months.

In this instance, “disability” means a condition that results in the executive being unable to perform the duties and responsibilities required of them due to a physical and/or mental disability for a stated period of time.

Amounts Payable Upon Termination of Employment by the Company Following a Change in Control

Name	Cash Severance Payment ($)	Accelerated Vesting of Equity Incentive Plan Awards ($)	Continuation of Medical Benefits ($)	Repatriation/ Relocation Expenses ($)	Total Payments Upon Termination ($)
Christopher L. Harris	8,100,000	3,260,247	—	—	11,360,247
Michael S. Paquette	2,250,000	1,465,326	—	—	3,715,326
Thomas G. S. Busher	6,975,000	2,629,906	—	—	9,604,906
Christopher T. Schaper	3,300,000	2,028,802	—	—	5,328,802
Timothy P. Aman	180,000	927,293	—	—	1,107,293

The Severance Plan provides for the payment of specified benefits if a participant’s employment is terminated by the Company without cause or by the participant pursuant to a constructive termination within twenty-four months following the occurrence of a change in control, as defined in the 2007 LTIP and the 2012 LTIP.  Benefits payable under the Severance Plan are triggered if termination is initiated by: (i) the Company for a reason other than death, disability or cause; or (ii) the executive in the case of constructive termination. The Severance Plan is administered by the Compensation Committee, which is authorized to interpret the plan and to establish, amend and rescind any rules and regulations relating to the plan.  For purposes of the Severance Plan, (i) “cause” means (a) willful gross negligence or willful gross misconduct by the participant in connection with his or her employment with the Company or one of its subsidiaries which causes, or is likely to cause, material loss or damage to the Company or (b) conviction of an offense (other than a road traffic offense or other non-material offense not subject to a custodial sentence); and (ii) “constructive termination” means a termination of a participant’s employment with the Company or a subsidiary at the initiative of the participant that the participant declares by prior written notice delivered to the Secretary of the Company to be a constructive termination by the Company or subsidiary and that follows (a) a material decrease in the participant’s salary or bonus opportunity or (b) a material diminution in the authority, duties or responsibilities of the participant’s position that results in the participant making a determination in good faith that he or she cannot continue to carry out his or her job in substantially the same manner as it was intended to be carried out immediately before such diminution.

Under the provisions of the Severance Plan, Messrs. Harris and Busher are eligible for Group A severance benefits and Messrs. Paquette and Schaper are eligible for Group B benefits.  Group A benefits consist of three times the sum of: (i) the executive’s annual base salary at the greater of (a) the annual rate in effect on the executive’s severance date and (b) or the annual rate in effect on the date of the change in control; and (ii) the executive’s highest annual bonus received during the three-year period preceding the year in which the severance occurs. Group B benefits consist of two times the sum of: (i) the executive’s annual base salary at the greater of (a) the annual rate in effect on the executive’s severance date and (b) the annual rate in effect on the date of the change in control; and (ii) the executive’s highest annual bonus received during the three-year period preceding the year in which the severance occurs. In order for an executive to receive any payments under the Severance Plan, the executive must execute a general release of all claims against the Company within sixty days after termination of employment.  Pursuant to the service agreements with each of Messrs. Harris, Paquette and Busher, amounts payable to them under the Severance Plan would offset other benefits to which the executive would be entitled upon his termination of employment without cause or for good reason (as discussed below).  Additionally, amounts payable to Mr. Schaper would offset other benefits to which he would be entitled upon the termination of his employment, no matter how such other benefits might arise.  As of December 31, 2012, amounts payable under the Severance Plan to each of Messrs. Harris, Paquette, Busher and Schaper would fully offset any benefits to which they would be entitled under their service agreements.

Under the provisions of the 2007 LTIP and the 2012 LTIP, if, within twenty-four months following the occurrence of a change in control, a participant’s employment is terminated by the Company for a reason other than death, disability or cause, or by the participant following a constructive termination or retirement at age 60, all outstanding RSUs immediately vest.  In the case of Variable RSUs granted less than one year prior to the change in control, the number of Variable RSUs that will be accelerated will reflect the greater of (a) target performance and (b) actual performance during the completed quarterly periods in the applicable performance period preceding the change in control. The table above reflects the acceleration of all outstanding Fixed RSUs, including those Variable RSUs that have been effectively converted to Fixed RSUs.

Amounts Payable Upon Termination of Employment - Other Events Not Following A Change in Control (as Applicable)

Name	Cash Severance Payment ($)	Accelerated Vesting of Equity Incentive Plan Awards ($)	Continuation of Medical Benefits ($)	Repatriation/ Relocation Expenses ($)	Total Payments Upon Termination ($)

Termination Without Cause by the Company or for Good Reason by the Executive

Christopher L. Harris	3,600,000	3,260,247	54,477	—	6,914,724
Michael S. Paquette	375,000	750,951	21,404	—	1,147,355
Thomas G.S. Busher	3,100,000	2,629,906	19,434	—	5,749,340

Termination Without Cause by the Company

Christopher T. Schaper	550,000	—	—	—	550,000
Timothy P. Aman	180,000	—	—	—	180,000

Non-Renewal of Current Service Agreement Followed by Removal From Board (Other Than for Cause)

Christopher L. Harris	2,700,000	3,260,247	—	—	5,960,247
Thomas G.S. Busher	2,325,000	2,629,906	—	—	4,954,906

Refusal/Revocation of Bermuda Work Permit

Christopher T. Schaper	—	—	—	175,900	175,900

In the event of termination of employment without cause by the Company or for good reason by the executive:

•        Messrs. Harris and Busher are entitled to: (i) the sum of their annual base salary plus annual target bonus for the longer of (a) two years and (b) the remaining years (including any fractions thereof) under their service agreements; (ii) an acceleration of the vesting of all of their outstanding equity awards; and (iii) a three-year continuation of their current medical benefits at the Company’s expense; and

•        Mr. Paquette is entitled to a continuation for one year of: (i) his base salary; (ii) the vesting of his outstanding equity awards; and (iii) his current medical benefits at the Company’s expense.

Good reason, in this instance, means the occurrence of the following, without the executive’s consent: (i) a decrease in the executive’s base salary or any material decrease in annual bonus opportunity; (ii) a material diminution in the executive’s authority, duties or responsibilities such that he cannot continue to carry out his job in substantially the same manner as it was intended to be carried out immediately before such diminution; (iii) a relocation of the executive’s principal place of employment by more than 50 miles from the location at which he is then principally employed; or (iv) a material breach by the Company of the terms of the executive’s service agreement or of any outstanding award to the executive under the 2007 LTIP or the 2012 LTIP  that the Company has failed to cure.

In the event of termination of employment without cause by the Company, Mr. Schaper is entitled to a twelve-month continuation of his base salary and Mr. Aman is entitled to a six-month continuation of his base salary. In each case, the Company may, in its sole discretion, terminate the employment of Mr. Schaper or Mr. Aman without notice by paying the respective executive a lump-sum payment equal to the salary that would have been paid during the notice period had notice been given.

In the event of non-renewal of the executive’s current service agreement followed by the executive being removed from the Board (other than for cause), Messrs. Harris and Busher are entitled to: (i) one (1) times the sum of their annual base salary plus their highest annual bonus paid in the three years preceding the year in which the non-renewal occurs; and (ii) an acceleration of the vesting of all of their outstanding RSUs.

In the event that the executive’s service agreement is not renewed but the executive remains an active member of the Board, Messrs. Harris and Busher are entitled to a continuation of their current medical benefits at the Company’s expense (representing a current annual value of $18,159 for Mr. Harris and $6,478 for Mr. Busher), and their ongoing service on the Board will be considered continued employment for purposes of their outstanding equity awards.

As described further below, pursuant to his Transition Letter, Mr. Busher has waived his right to the non-renewal benefits or payments to which he would otherwise be entitled.

In the event of refusal/revocation of Mr. Schaper’s Bermuda work permit, he is entitled to a one-time payment of repatriation/relocation benefits equal to three months’ base salary and three months’ housing allowance.

Amounts Payable Upon Retirement

None of our Named Executive Officers are entitled to any retirement benefits beyond those generally provided to our salaried employees on a non-discriminatory basis upon retirement or upon non-renewal of their service agreements, with the exception of Messrs. Harris and Busher, who, if they remain active members of the Board following their retirement, are entitled to a continuation of their current medical benefits at the Company’s expense (representing a current annual value of $18,159  for Mr. Harris and $6,478 for Mr. Busher) and their ongoing service on the Board will be considered continued employment for purposes of their outstanding equity awards.

On February 21, 2013, Mr. Busher advised the Company of his decision not to stand for re-election to the Board at the 2013 Annual Meeting in connection with his planned retirement as COO, EVP and Head of European Operations of the Company on December 31, 2013.  Mr. Busher’s service agreement provides that, if it expires under certain circumstances, including retirement, Mr. Busher will be entitled to accelerated vesting of all of his outstanding RSUs and a cash payment equal to the sum of his annual base salary and his highest annual bonus for the three years prior to the expiration of his agreement.  Pursuant to a Transition Letter dated February 21, 2013,  Mr. Busher waived his rights to these amounts in connection with the termination of his employment on December 31, 2013.  If Mr. Busher’s employment is terminated prior to December 31, 2013, his service agreement will generally be reinstated and, in the event Mr. Busher resigns for good reason (other than as a result of his relocation or any change in his authority, duties or responsibilities in connection with his retirement, as contemplated by his Transition Letter) prior to December 31, 2013, he will generally be entitled to good reason benefits provided by his service agreement.  In consideration for Mr. Busher’s waiver of rights under his service agreement, in connection with the termination of his employment on December 31, 2013, as well as his release of any claims against the Company and his continued compliance with the restrictive covenants contained in his service agreement, the Company agreed to provide Mr. Busher with certain benefits as outlined in “Transition Letter” within our Compensation Discussion and Analysis appearing on page 28 of this proxy statement.

Director Compensation

Each non-management director (other than the Chairman) receives the following cash compensation annually: (i) a retainer of $75,000; (ii) for the Chairmen of the Compensation and Finance Committees (Messrs. Davis and Heller/Eisenson, respectively), an additional retainer of $25,000; (iii) for the Chairmen of the Audit and Underwriting Committees (Messrs. Collins and Winchester, respectively), an additional retainer of $50,000; (iv) for all other members of the Audit and Underwriting Committees, an additional retainer of $10,000; and (v) Board and Committee attendance fees of $3,000 per meeting. Directors who are members of our management team do not receive any additional compensation for services as a member of the Board or any committee of the Board.

In addition, each non-management director (other than the Chairman) is entitled to receive a one-time grant of 6,000 RSUs upon their election to the Board. These RSUs vest in equal annual installments over a three-year period based on continuous service as a director.  Beginning in the second year of their service, each non-management director (including the Chairman) is entitled to receive an annual grant of 2,000 RSUs, which vest over a one-year period based on continuous service as a director. Holders of RSUs are not entitled to voting rights but are entitled to receive payments equivalent to dividends declared on Common Shares.

For 2012 Mr. Taylor was entitled to receive an annual retainer of $250,000 as Chairman but, unlike our other non-management directors, he was not eligible to receive any meeting fees or other cash compensation beyond his annual retainer.  For 2013 Mr. Taylor will receive the same cash compensation as all other non-management directors, in addition to an annual retainer of $100,000 as Chairman.  Subject to his continued service on our Board, Mr. Taylor also continues to: (i) vest in all outstanding 2007 LTIP awards previously granted to him while he was an executive officer of the Company (in which he received his final payment thereof in December 2012); and (ii) receive medical benefits at the Company’s expense.

During the first half of 2012, Mr. Winchester served as a director of the Company’s wholly-owned subsidiary, MRUSHL, and received an additional retainer of $5,000 for such services during that period. Beginning in April 2012, Mr. Winchester served as a director and Chairman of the Audit Committee of MUAL and received an additional retainer of $36,156 (computed as £22,687 at an average rate of exchange of 1.594 U.S. dollars per British pound) for such services during that period.

Mr. Eisenson serves as the representative of the Charlesbank Funds on the Board.  In accordance with the internal policies of Charlesbank and the terms of the limited partnership agreements for the Charlesbank Funds, all of the cash compensation to which Mr. Eisenson is entitled as a director has been paid directly to Charlesbank and all of the share-based compensation to which Mr. Eisenson is entitled as a director has been assigned to the Charlesbank Funds.

The following table summarizes the total compensation earned by the Company’s non-management directors during the year ended December 31, 2012:

Director (1)	Fees Earned or Paid in Cash ($)	Share Awards (2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (3) ($)	Total ($)

Class A Directors

John G. Bruton	108,000	40,700	—	—	—	2,066	150,766
John D. Collins	173,000	40,700	—	—	—	991	214,691
Candace L. Straight	133,000	40,700	—	—	—	991	174,691
Anthony Taylor (4)	250,000	40,700	—	—	—	35,550	326,250

Class B Directors

Heinrich Burgi	143,000	40,700	—	—	—	2,066	185,766
Morgan W. Davis	133,000	40,700	—	—	—	991	174,691
John F. Shettle Jr.	143,000	40,700	—	—	—	991	184,691

Class C Directors

Michael R. Eisenson (5)	127,313	162,800	—	—	—	2,600	292,713
J. Roderick Heller III (6)	64,978	—	—	—	—	341	65,319
Ian M. Winchester	188,000	40,700	—	—	—	37,147	265,847

(1)         All amounts presented in the table above are expressed in U.S. dollars.  Certain amounts presented were paid in Bermuda dollars (which is fixed to the U.S. dollar at a one-to-one ratio) and British pounds (which were made at an average rate of exchange of 1.594 U.S. dollars per British pound).

(2)         Represents the grant date fair value of RSU awards made during 2012 computed in accordance with FASB ASC Topic 718.  See Note 9 to the 2012 Form 10-K for a description of the assumptions used to determine the initial grant date fair value of RSUs.  During 2012, Mr. Eisenson received, in addition to the 2,000 RSUs received by all other active non-management directors, his one-time grant of 6,000 RSUs upon his election to the Board at the 2012 Annual General Meeting of Shareholders (which were assigned to the Charlesbank Funds).  As of December 31, 2012, Messrs. Bruton and Burgi each had 4,500 unvested RSUs outstanding, Ms. Straight and Messrs. Collins, Taylor, Davis, Shettle, and Winchester each had 2,000 unvested RSUs outstanding, Mr. Eisenson had 8,000 unvested RSUs outstanding (which were assigned to the Charlesbank Funds) and Mr. Heller had no unvested RSUs outstanding.

(3)         Represents dividend equivalents earned on all outstanding RSUs held by the directors. In addition, for Mr. Taylor, such amount also includes $14,400 in medical benefits and for Mr. Winchester, such amount also includes $41,156 in fees for his services as a director of MRUSHL and MUAL.  Mr. Eisenson serves as the representative of the Charlesbank Funds on the Board and he has informed us that he assigns all of his director compensation, including dividend equivalents earned on all outstanding RSUs, to Charlesbank.

(4)         Mr. Taylor’s 2012 director compensation excludes the value of 31,361 RSUs that were vested and received by Mr. Taylor during 2012.  These  RSUs were previously awarded to him while serving as an executive officer of the Company.

(5)         Mr. Eisenson serves as the representative of the Charlesbank Funds on the Board.  In accordance with the internal policies of Charlesbank and the terms of the limited partnership agreements for the Charlesbank Funds, all of the cash compensation to which Mr. Eisenson is entitled as a director has been paid directly to Charlesbank and all of the share-based compensation to which Mr. Eisenson is entitled as a director has been assigned to the Charlesbank Funds.

(6)         Mr. Heller resigned from the Board effective June 30, 2012.

PROPOSAL 2

ELECTION OF DESIGNATED COMPANY DIRECTORS OF MONTPELIER RE

Proposal No. 2 calls for the election of Messrs. Harris, Busher and Schaper as the designated company directors for election to the board of directors of Montpelier Re, our wholly-owned Bermuda Class 4 operating subsidiary. Bye-law 85 of the Company’s Bye-Laws provides that, in the event that the voting rights of the “Controlled Shares” of a U.S. shareholder are adjusted pursuant to the Company’s Bye-Law 51, and the Company is required or is otherwise entitled to vote with respect to the election of the designated company directors of Montpelier Re, the Board may refer such vote to the Shareholders. The Board will then vote all of the Company’s common shares in Montpelier Re in the same proportion FOR and AGAINST as the Shareholder votes it receives at the 2013 Annual Meeting.

Messrs. Harris, Busher and Schaper will not receive any compensation for their services as directors of Montpelier Re.

Biographical information relating to Mr. Harris is presented under “Proposal 1 — Approval of an Eleven Member Board and Election of Directors - Directors and Director Nominees”. Biographical information relating to Messrs. Busher and Schaper is presented under “Proposal 1 — Approval of an Eleven Member Board and Election of Directors - Executive Officers”.

THE BOARD RECOMMENDS VOTING “FOR” PROPOSAL 2 WHICH CALLS FOR THE ELECTION OF EACH OF THE NOMINEES AS DESIGNATED COMPANY DIRECTORS OF MONTPELIER RE.

PROPOSAL 3

APPOINTMENT OF INDEPENDENT AUDITOR

On February 21, 2013, upon recommendation of the Audit Committee, the Board unanimously selected, subject to approval of Shareholders, PricewaterhouseCoopers, an independent registered public accounting firm, to continue to serve as the Independent Auditor of the Company and its subsidiaries for the year ending December 31, 2013.  In addition to this appointment, Shareholders are being asked to authorize the Board, acting by the Company’s Audit Committee, to set the remuneration for PricewaterhouseCoopers for the year ending December 31, 2013. PricewaterhouseCoopers has served as the Company’s Auditor since the Company’s inception.

A representative of PricewaterhouseCoopers is expected to be present at  the 2013 Annual Meeting and will have the opportunity to make statements and to respond to appropriate questions.

Professional Fees Billed to the Company

The following table presents fees billed for professional services rendered by PricewaterhouseCoopers during 2012 and 2011. The Audit Committee has considered whether the provision of non-audit services by PricewaterhouseCoopers is compatible with maintaining its independence with respect to the Company and has determined that the provision of the specified non-audit services is consistent and compatible with PricewaterhouseCoopers maintaining its independence.

The policy of the Audit Committee is to pre-approve all audit and permissible non-audit services to be performed by the independent registered public accounting firm during the year and, pursuant to this policy, the Audit Committee pre-approved all (100%) of such services for the year ended December 31, 2012. The Audit Committee pre-approves services by authorizing specific projects within the categories outlined below, subject to the budget for each category.  The Audit Committee Charter permits the Audit Committee to delegate authority to one or more members, including the Chair, when appropriate, with respect to granting pre-approvals of audit and permitted non-audit services, provided that decisions of such members to grant pre-approvals must be presented to, and ratified by, the full Audit Committee at its next scheduled meeting.

	Year Ended December 31,
	2012	2011

Audit Fees (1)	$1,941,132	$1,876,107
Audit-Related Fees (2)	113,101	50,000
Tax Fees (3)	117,200	115,080
All Other Fees (4)	10,500	6,000
Total Fees (5)	$2,181,933	$2,047,187

(1)         Represents services in connection with: (i) the audit of the Company’s annual financial statements, including internal controls over its financial reporting, as set forth in its Annual Reports on Form 10-K; (ii)  reviews of the Company’s quarterly financial statements, as set forth in its Quarterly Reports on Form 10-Q; (iii) audits of the Company’s subsidiaries that are required by statute or regulation; and (iv) services that only the Company’s independent registered public accounting firm reasonably can provide.

(2)         Audit-related fees for 2012 represent services associated with: (i)  the Company’s October 2012 issuance of $300.0 million of unsecured senior notes; (ii) accounting consultations regarding the formation of Blue Capital; (iii) a U.K. Director’s Solvency Statement issued in connection with the 2012 sale of Paladin Underwriting Agency Limited (“PUAL”); and (iv) Lloyd’s required procedures involving a U.K. Liability Register for PUAL.  Audit-related fees for 2011 represent services associated with the Company’s May 2011 issuance of non-cumulative preferred shares.

(3)         Represents tax compliance, tax advisory and tax planning services.

(4)         All other fees for 2012 and 2011 represent subscriptions to PricewaterhouseCoopers’ annual Bermuda compensation survey.  All other fees for 2012 also include a subscription to PricewaterhouseCoopers’ online accounting research tool.

(5)         Excludes $30,000 of 2012 Audit and $290,000 of 2012 Audit-Related Fees associated with the establishment and public listing of Blue Capital Global Reinsurance Fund Limited (the “BCGR Listed Fund”), a closed-ended mutual fund that serves as a feeder fund for our Blue Capital asset management platform.  In December 2012 the ordinary shares of the BCGR Listed Fund (of which we own less than 50%) began to trade on the Specialist Fund Market of the London Stock Exchange and on the Bermuda Stock Exchange. The Board of Directors of the BCGR Listed Fund consists solely of independent directors and we do not consolidate the net assets or operations of the BCGR Listed Fund within our consolidated financial statements.  Although not required of investments in non-consolidated affiliates such as the Company’s investment in the BCGR Listed Fund, the Audit Committee pre-approved all (100%) of these fees and considered them in their determination of PricewaterhouseCoopers’ independence with respect to the Company for the year ended December 31, 2012.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 3 CALLING FOR THE APPOINTMENT OF PRICEWATERHOUSECOOPERS, AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AS THE COMPANY’S INDEPENDENT AUDITOR FOR 2013, AND TO AUTHORIZE THE BOARD, ACTING BY THE COMPANY’S AUDIT COMMITTEE, TO SET THEIR REMUNERATION.

PROPOSAL 4

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Board seeks to maintain the highest corporate governance standards and recognizes the significant interest of Shareholders in executive compensation matters.  In accordance with the requirements of Section 14A of the 1934 Act (which was added by Dodd-Frank) and the related rules of the SEC, we are providing Shareholders with an opportunity to cast a non-binding, advisory vote to approve the compensation of our Named Executive Officers as disclosed in the section entitled “Compensation Discussion and Analysis” and the related quantification tables beginning on page 19 of this Proxy Statement.

We believe that our compensation philosophy and framework for the Named Executive Officers is reflective of the Company’s financial results.  Our executive compensation program is designed to attract, retain and motivate executives and professionals of the highest quality to perform at their highest level of effectiveness. Accordingly, we believe that executive compensation should correspond to long-term Shareholder value as measured by our results.  To this end, we believe a significant portion of executive compensation should be at-risk and dependent upon our performance and that a significant portion should be denominated in the same equity currency as the interests held by Shareholders (i.e., Common Shares).

Specifically, our executive compensation policy includes the following features:

•                                          Review by Independent Directors. All compensation-related policies with respect to our Named Executive Officers are developed and reviewed by the Compensation Committee, which is composed solely of independent, non-management directors and are also approved by the Board.

•                                          Emphasis on Performance-Based Compensation. We guarantee a relatively small portion of the overall target compensation for our Named Executive Officers while providing a much larger share in the form of contingent, incentive-based compensation that is linked to the Company’s annual financial results.

•                                          Avoidance of Problematic Pay Practices. We have generally avoided pay practices that might be considered problematic, such as providing tax gross-ups and guaranteed minimum or discretionary bonuses (although in light of the Company’s business and the potential for unforeseen catastrophic events to disrupt the Company’s performance, the Compensation Committee retains the discretion to implement guaranteed minimum or discretionary bonuses if necessary).  In addition, all change-in-control benefits payable under the 2007 LTIP, the 2012 LTIP, the associated RSU award agreements and Severance Plan have “double-trigger” vesting conditions, meaning they would vest in connection with a change in control only if the executive officer also experienced a qualifying termination.

As this is an advisory vote, the result will not be binding on the Board, although our Compensation Committee will carefully consider the outcome of the vote when evaluating the effectiveness of our compensation policies and practices.

THE BOARD RECOMMENDS VOTING “FOR” THE FOLLOWING RESOLUTION:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

OTHER MATTERS

Neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of 2013 Annual General Meeting of Members and this Proxy Statement.  If any other business should come properly before the meeting, or any adjournment thereof, the proxyholders will vote on such matters at their discretion.

Presentation of Financial Statements

In accordance with the Bermuda Companies Act 1981, as amended, and Bye-Law 76 of the Company, the Company’s financial statements for the year ended December 31, 2012 will be presented at the 2013 Annual Meeting.  The Board has approved these statements.  There is no requirement under Bermuda law that these statements be approved by Shareholders and no such approval will be sought at the meeting.

Householding

Unless it has received contrary instructions, the Company may send a single copy of this Proxy Statement to any household at which two or more Shareholders reside if the Company believes the Shareholders are members of the same family. Each Shareholder in the household will continue to receive a separate proxy card. This process, known as “householding”, reduces the volume of duplicate information received at your household and helps to reduce the Company’s expenses.

If you would like to receive your own proxy, follow the instructions described below.  Similarly, if you share an address with another Shareholder and together both of you would like to receive only a single proxy, follow these instructions:  If your Common Shares are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A. at (781) 575-2879, P.O. Box 43078, Providence, RI 02940-3078 (by mail) or 250 Royall Street, Canton, MA 02021 (by courier, overnight mail or registered mail). For more information, go to http://www.computershare.com.  If a bank, broker or other nominee holds your Common Shares, please contact your bank, broker or other nominee directly.

Other Information

We have filed the required certifications under Section 302 of the Sarbanes-Oxley Act of 2002 regarding the quality of our public disclosures as Exhibits 31.1 and 31.2 to the 2012 Form 10-K.

Following our 2012 Annual Meeting of Shareholders, we promptly filed with the NYSE the CEO certification regarding the Company’s compliance with the NYSE corporate governance listing standards as required by NYSE Rule 303A.12(a).

2014 SHAREHOLDER PROPOSALS

To be considered for inclusion in the Proxy Statement relating to the 2014 Annual General Meeting of Shareholders, Shareholder proposals must be received by the Company no later than December 3,  2013, unless the Company changes the date of the 2014 Annual General Meeting of Shareholders by more than thirty days from the date of this year’s meeting, in which case the Company will provide a revised deadline in one of the Company’s 2013 Quarterly Reports on Form 10-Q. If a Shareholder proposal is introduced at the 2014 Annual General Meeting of Shareholders without any discussion of the proposal in the Company’s Proxy Statement and the Shareholder does not notify the Company by February 14, 2014, as required by Rule 14a-4(c)(1) of the 1934 Act of the intent to raise such proposal at the Annual General Meeting, then such proxies received by the Company for the 2014 Annual General Meeting of Shareholders will be voted by the persons named as such proxies in their discretion with respect to such proposal.

By Order of the Board,

Jonathan B. Kim
Secretary
Pembroke, Bermuda
March 21, 2013

The 2012 Annual Report, including our financial statements for the year ended December 31, 2012, is being mailed concurrently with this Proxy Statement. The 2012 Annual Report does not form any part of the material for the solicitation of proxies. Upon written request of a Shareholder, we will furnish, without charge, a copy of the 2012 Form 10-K, as filed with the SEC.  If you would like a copy of this proxy statement, please contact Montpelier Re Holdings Ltd., Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda, Attn: Corporate Affairs Manager. The Company’s Proxy Statement, 2012 Annual Report and other proxy materials are also available at https://materials.proxyvote.com/G62185, http://www.sec.gov and http://www.montpelierre.bm. Information contained on such websites is not incorporated in this Proxy Statement.

Appendix A

CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

I.         Introduction

For a director to be considered “independent” under the New York Stock Exchange (“NYSE”) rules, the Board of Directors of the Company (the “Board”) must determine that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).  These Standards have been established in order to assist the Board in determining director independence and may be amended by the Board from time to time.  These standards shall be interpreted in a manner consistent with the NYSE rules.

In order to be considered independent, a director of the Company must meet all of the following Categorical Standards for Director Independence.

II.       Definitions

References to the “Company” include any parent or subsidiary in a consolidated group with the Company.

The term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.  When applying the look-back provisions required herein, individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated, need not be considered.

III.     Employment Relationships

(1)  A director is not independent if the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.  Employment as an interim Executive Chairman or CEO or other executive officer shall not disqualify a director from being considered independent following that employment.

(2)   A director is not independent if: (A) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

IV.      Compensation Relationships

(1)  A director is not independent if the director has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).  Compensation received by a director for former service as an interim Executive Chairman or CEO or other executive officer need not be considered in determining independence under this test.

(2)  A director is not independent if the director has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).  Compensation received by an immediate family member for service as an employee of the Company (other than as an executive officer) need not be considered in determining independence under this test.

V.       Commercial and Charitable Relationships

(1)  A director is not independent if the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds or exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues as reported for its last completed fiscal year.

(2)  A director is not independent if the director is an executive officer, director or trustee of a charitable organization that received contributions from the Company in an amount which, in any single fiscal year within the preceding three years, exceeded the greater of $1 million or 2% of such charitable organization’s total charitable receipts as reported for the last completed fiscal year; provided, however, that the Board may determine such relationships to be immaterial or nevertheless consistent with a director’s independence. Note that the Company’s automatic matching of employee charitable contributions will not be included in the amount of the Company’s contributions for the purposes of this paragraph.

VI.      Interlocking Directorates

A director is not independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

VII.    Other Relationships

(1)  Being a director, executive officer or employee, or having an immediate family member who is a director, executive officer or employee, of a company that purchases insurance, reinsurance or other services or products from the Company, by itself, does not bar a determination that the director is independent if the payments made to the Company for such products or services are made in the ordinary course of business on an arms-length basis.

(2)  For relationships not specifically mentioned above, the determination of whether a director has a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), and therefore would not be independent, will be made by the Board after taking into account all relevant facts and circumstances.  For purposes of these standards, a director who is solely a director and/or a non-controlling shareholder of another company that has a relationship with the Company will not be considered to have a material relationship based solely on such relationship that would impair such director’s independence.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01LRNC 1 U PX + General Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment thereof. Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + A Proposals — The Board of Directors recommends a vote “FOR” all nominees in Proposals 1 and 2 and “FOR” Proposals 3 and 4. 1. To fix the number of directors of the Company at eleven and to elect four director nominees as Class B directors to the Company’s Board of Directors for terms ending in 2016. 01 - Heinrich Burgi 04 - Susan J. Sutherland 02 - Morgan W. Davis For Against Abstain For Against Abstain 01 - Thomas G.S. Busher For Against Abstain For Against Abstain 02 - Christopher L. Harris 03 - John F. Shettle, Jr. For Against Abstain For Against Abstain 03 - Christopher T. Schaper For Against Abstain For Against Abstain 5. To consider such other business as may properly come before the 2013 Annual Meeting or any adjournments thereof. 2. To elect the designated company directors in respect of Montpelier Reinsurance Ltd., a wholly-owned reinsurance company organized under the laws of Bermuda. 3. To appoint PricewaterhouseCoopers, an independent registered public accounting firm, as the Company’s independent auditor for 2013 and to authorize the Board, acting by the Company’s Audit Committee, to set their remuneration. ANNUAL GENERAL MEETING INFORMATION 4. Advisory vote to approve executive compensation. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MMMMMMM 1 5 8 6 6 6 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 A.M., Central Time, On May 17, 2013. Vote by Internet • Log on to the Internet and go to www.investorvote.com/mrh • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2013 ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD MAY 17, 2013 The undersigned appoints Thomas G.S. Busher or failing him any other officer of Montpelier Re Holdings Ltd. as proxy, to vote on behalf of the undersigned, all Common Shares of the undersigned at the 2013 Annual Meeting to be held May 17, 2013, and at any adjournment thereof, subject to any directions indicated on the reverse side. Your vote is important! Please complete, date, sign and return this form to Proxy Services, c/o Computershare, P.O. Box 43102, Providence, RI 02940-5068 in the accompanying envelope, which does not require postage if mailed in the United States. This proxy when properly signed will be voted in accordance with the instructions, if any, given hereon. If this form of proxy is properly signed and returned but no direction is given, the proxy will be voted FOR all nominees in proposals 1 and 2 and FOR proposals 3 and 4, in each case listed on the reverse side and in accordance with the proxyholder’s best judgment as to any other business as may properly come before the 2013 Annual Meeting. Proxy — MONTPELIER RE HOLDINGS LTD. C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. + + qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q